Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

AMERICAN HEALTHTECH, INC.,

HEALTHLAND INC.,

COMPUTER PROGRAMS AND SYSTEMS, INC.

AND

POINTCLICKCARE TECHNOLOGIES USA CORP.

DATED AS OF JANUARY 16, 2024

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

INDEX OF EXHIBITS

Exhibit A	Form of Transition Services Agreement

Exhibit B	Form of Escrow Agreement

INDEX OF SCHEDULES

Schedule 1.1	Schedule of Indebtedness

Schedule 1.3	Business Employees

Schedule 6.5	Retained Product Customers

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of January 16, 2024, by and among American HealthTech, Inc., a Mississippi corporation (the “Company”), Healthland Inc., a Minnesota corporation (the “Seller”), Computer Programs and Systems, Inc., a Delaware corporation (“Parent”), and PointClickCare Technologies USA Corp., a Delaware corporation (“Buyer”).

WHEREAS, the authorized and issued and outstanding capital stock of the Company consists of 100 shares of Company Common Stock (the “Shares”) and Seller owns all of the issued and outstanding Shares and each of the Company and Seller are indirectly wholly-owned subsidiaries of Parent.

WHEREAS, Buyer desires to acquire from the Seller all of the Shares, and Seller desires to sell to Buyer all of the Shares, in accordance with the terms and subject to the conditions set forth in this Agreement (such sale and purchase the “Transaction”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1. DEFINITIONS.

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounting Principles” means GAAP, provided that the Estimated Closing Statement, Buyer Closing Statement and Final Closing Statements (collectively, the “Statements”) shall (a) include a full accrual for all goods and services incurred, delivered, or otherwise related to the period prior to the Measurement Time, which are payable by the Company after the Measurement Time and (b) be calculated without double counting (whether positive or negative).

“Additional Consideration” means the sum of (i) any cash to be released to the Seller from the Working Capital Escrow Fund or paid to the Seller in respect of the Positive Adjustment Amount pursuant to Section 2.9(b), (ii) any cash to be released to the Seller from the Indemnity Escrow Fund pursuant to Section 2.4(b) and (iii) any cash to be released to the Seller from the Special Indemnity Escrow Fund pursuant to Section 2.4(c).

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing laws.

“Ancillary Agreements” means each of the Transition Services Agreement, the Escrow Agreement, the share transfer powers delivered pursuant to Section 7.1(h) and each of the other documents, agreements and certificates contemplated by this Agreement, including, in each case, the schedules, exhibits and attachments thereto.

“Base Cash Consideration” means twenty five million dollars ($25,000,000.00).

“Business” means the business and activities (including research and development) of the Company as currently conducted, including the Company’s post-acute care EHR business.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in (i) New York City, New York, (ii) Ontario, Canada or (iii) Mobile, Alabama.

“Business Employee” means each employee of Parent and its Affiliates set forth on Schedule 1.3.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020, as in effect from time to time, together with all amendments thereto and all regulations and guidance issued by any Governmental Authority with respect thereto, any executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.

“Cash” means, without duplication, as of any date of determination with respect to the Company, the cash in the Company’s bank accounts, excluding (i) Restricted Cash and (ii) short-term investments of the Company as of such time, determined in accordance with GAAP. Cash shall be calculated net of any outstanding wires, checks, drafts and transfers.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time prior to the Closing Date, and any rules or regulations promulgated thereunder.

“Charter Documents” means, with respect to an entity, the (a) articles of association, certificate of association, certificate of incorporation, certificate of formation, articles of organization, or certificate of limited partnership, (b) bylaws, limited liability company agreement, or limited partnership agreement, and (c) other equivalent or similar Charter Documents.

“Closing Cash” means all Cash of the Company as of the Measurement Time.

“Closing Cash Consideration” means (i) the Base Cash Consideration, minus (ii) the Indemnity Escrow Amount, minus (iii) the Special Indemnity Escrow Amount, minus (iv) the Working Capital Escrow Amount, plus (v) the Estimated Adjustment Amount.

“Closing Indebtedness” means all outstanding Indebtedness of the Company as of the Measurement Time (except with respect to Taxes described in clause (xiv) of the definition of Indebtedness, which shall be measured as of the end of the Closing Date).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock of the Company.

“Company Employee Program” means any (A) employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA; (B) stock option plan, stock purchase plan, equity-based plan, retention plan, profit sharing plan, bonus or incentive plan, plan, program, agreement or arrangement, deferred compensation arrangement or agreement, severance pay plan, program, agreement, or arrangement, compensation plan, program, agreement or arrangement, change in control plan, program, agreement or arrangement, supplemental income arrangement, vacation plan, and any other employee benefit plan, agreement or arrangement, not described in (A) above; in each case that the Company sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of Parent who primarily supports or supported the Business (or their spouses, dependents, or beneficiaries) or with respect to which the Company has or is reasonably likely to have any Liability (contingent or otherwise, including by reason of being an ERISA Affiliate).

“Company Sponsored Employee Program” means any Company Employee Program sponsored and maintained directly by the Company.

“Company IT Systems” means all computer and information technology systems, platforms and networks owned, licensed, leased or used or held for use by the Company, including software, hardware, systems, servers, networks, workstations, routers, hubs, switches, data communications lines, data, databases, data processing or management, record keeping, communication, telecommunication, computerized, automated or other similar systems, including all of the foregoing that are used by the Company to make its services available to customers.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company, or used or held for use by the Company. “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, and Company Copyrights.

“Company Material Adverse Effect” means, with respect to the Company or the business of the Company, any fact, event, change, development, circumstance or effect that (i) is or would, with the passage of time, be reasonably likely to be materially adverse to the condition (financial or otherwise), business, results of operations, assets, Liabilities or operations of the Company, other than any fact, event, change, development, circumstance or effect resulting from (A) changes in general economic or political conditions, (B) general changes or developments in the industries in which the Company operates, (C) the occurrence of any natural disasters, acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military action, terrorism or cyberattack, (D) changes in any Laws or accounting rules, including GAAP, (E) any epidemics, pandemics, or disease outbreaks, including the COVID-19 Pandemic, or any other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) (and the response of any Governmental Authority thereto); or (I) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded when determining whether there has been a Company Material Adverse Effect) (but only, in the case of the foregoing clauses (A) through (E), to the extent that such changes or developments occur after the date of this Agreement and do not have a disproportionate impact on the Company relative to the other participants in the industries in which the Company operates), or (ii) materially impairs or delays or would, with the passage of time, be reasonably likely to materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Company Transaction Expenses” means (i) the fees and disbursements payable to legal counsel, bankers, and accountants of the Company or the Seller in connection with or triggered by the transactions contemplated by the Confidentiality Agreement, this Agreement, and the Ancillary Agreements, (ii) the maximum amount of fees, commissions, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all other fees and expenses, in each case, incurred by the Company or the Seller in connection with or triggered by the Transaction and the other transactions contemplated by the Confidentiality Agreement, this Agreement, and the Ancillary Agreements, (iv) obligations of the Company in respect of severance, change of control payments, stay bonuses, retention bonuses, and transaction bonuses due or arising as a result of or in connection with the Transaction (whether alone or together with any other event), together, in each case, with any associated employer payroll or similar Taxes related thereto (excluding, for the avoidance of doubt, any payment of such obligations required to be paid by Company to the Seller Parties pursuant to the Transition Services Agreement); (v) one-half of the fees, costs and expenses of the Escrow Agent, and (vi) any such fees, costs, expenses, payments and expenditures incurred by Seller that are paid for or to be paid for by the Company in connection with the Transaction, in the case of each of the foregoing clauses (i) through (vi), that are unpaid as of the Measurement Time and calculated in accordance with GAAP.

“Competitive Business” means the business of marketing, selling, distributing, providing or developing electronic health record solutions, products and services and any related software (including software as a service) (collectively “EHR Products and Services”) to senior care customers (including assisted living facilities, independent living facilities and skilled nursing facilities); provided, however, “Competitive Business” excludes the business of selling, distributing, or providing acute care EHR Products and Services to any customer that provides senior care that is incidental or secondary to such customer’s primary acute care business (i.e., through a department of a hospital or acute care facility). Without limiting the foregoing, “Competitive Business” includes Parent’s and its Affiliate’s (i) business known as 3R Management Suite and (ii) web-based financial management platform products and solutions for general ledger (GL), accounts payable (AP), corporate office, financial management and vendor portal, in each case, solely to the extent offered to senior care customers (including assisted living facilities, independent living facilities and skilled nursing facilities) ((i) and (ii) collectively, the “Retained Products”).

“Confidentiality Agreements” means that certain (i) Mutual Confidentiality Agreement dated as of September 13, 2023 by and among Parent and PointClickCare Technologies Inc., an Ontario corporation, as amended by that certain Clean Team Confidentiality Agreement dated November 5, 2023 by and among Parent, Company and PointClickCare Technologies Inc. (the “Clean Room Agreement”) and (ii) the Clean Room Agreement.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of the Company’s assets or any assets used in the Business are bound.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof or any related or associated disease outbreaks, epidemics or pandemics resulting therefrom.

“Customer” means a customer of the Company or of the Products.

“Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to Buyer in connection with this Agreement.

“Distributor” means a distributor or reseller of any of the Products.

“Environmental Requirements” means all Laws and any judicial or administrative interpretation thereof, including all judicial and administrative orders and determinations, and all contractual obligations, in each case concerning public health and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to or on the Closing Date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means an escrow agreement to be entered into as of the Closing by Buyer, Seller and Escrow Agent in substantially the form of Exhibit B (as amended, modified, or supplemented from time to time in accordance with the terms thereof).

“Estimated Adjustment Amount” means (i) Estimated Closing Working Capital, minus (ii) the Working Capital Target, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Closing Transaction Expenses plus (v) Estimated Closing Cash (for the sake of clarity, the Estimated Adjustment Amount may be a positive or negative number).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means Taxes (A) specifically reflected in the calculation of Final Closing Indebtedness or Final Closing Company Transaction Expenses or (B) Taxes arising from any transaction that is initiated by Buyer or any of its Affiliates with respect to the Company occurring on the Closing Date but after Closing that is outside of the Ordinary Course of Business and not specifically contemplated pursuant to this Agreement.

“Final Adjustment Amount” means (i) Final Closing Working Capital, minus (ii) the Working Capital Target, minus (iii) Final Closing Indebtedness, minus (iv) Final Closing Transaction Expenses, plus (v) Final Closing Cash (for the sake of clarity, the Final Adjustment Amount may be a positive or negative number).

“Fraud” means, with respect to any Party, the actual, knowing and intentional fraud of such Party in the making of the representations or warranties of such Party contained in either Section 3 (with respect to the Company), as qualified by the Disclosure Schedules, Section 4 (with respect to any Seller Party), or Section 5 (with respect to Buyer). Notwithstanding anything to the contrary herein, “Fraud” shall not include any constructive fraud and does not include any fraud based on negligent misrepresentation or recklessness.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court or judicial body, arbitral body (public or private), department, political subdivision, tribunal or quasi-governmental authority or private body exercising any regulatory, taxing, importing, accreditation or other governmental or quasi-governmental authority.

“Health Care Laws” means, in each case to the extent applicable to the Business of the Company, all Laws relating to provision of health care technology products and services, including: (a) all federal and state fraud and abuse Laws that relate to the provision of and billing for health care items or services, including without limitation the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b), the Civil False Claims Act (31 U.S.C. §3729 et seq.), the Criminal False Claims Act (18 U.S.C. §287), the Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), the Civil Monetary Penalties Law (42 U.S.C. 1320a-7a), and the Exclusion Law (42 U.S.C. §1320a-7), 42 U.S.C. §1320a-7k(d), the Beneficiary Inducement Statute, 42 U.S.C. § 1320a-7a(a)(5), the Public Contracts Anti-Kickback Law, 41 U.S.C. §§ 8701 et seq.; (b) Title XIX of the Social Security Act (Medicaid), as applicable; (c) Title XVIII of the Social Security Act (Medicare), as applicable; (d) applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (e) HIPAA, and (f) any and all other applicable health care Laws, each of (a) through (e) as may be amended from time to time.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 (the “HITECH Act”), and as otherwise may be amended from time to time, and all regulations promulgated thereunder, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, and the Breach Notification Rule (45 C.F.R. Parts 160 and 164 Parts A and D), and as otherwise may be amended from time to time by rulemaking authority of the Secretary of the Department of Health and Human Services.

“Indebtedness” means (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of any Person, whether or not represented by bonds, debentures, notes, mortgages or similar instruments or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) any indebtedness for the deferred purchase price of property, assets or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, but specifically (x) excluding trade payables that arise in the normal course of business and that are included as a current liability in the calculation of Working Capital, as finally determined in accordance with this Agreement, (other than trade payables that are more than 90 days past due) and (y) includes trade payables that are more than 90 days past due, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company), (iv) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (v) all obligations of a Person to pay rent or other Liabilities under leases that are required to be classified as a finance lease pursuant to ASC 842 or related provisions of GAAP, (vi) any indebtedness secured by a Lien on a Person’s assets, (vii) any amounts payable to any Person under any noncompetition or similar arrangement, (viii) any amounts owed, or that will become owed based on the passage of time, achievement of performance metrics, or otherwise, to any Person under any performance bonus plan or retention bonus plan, whether or not such bonus plan is in writing, including, in the case of the Company, any amount required to be paid prior to the Closing pursuant to Section 6.3(e) that remains unpaid as of the Closing, together, in each case, with any associated employer payroll or similar Taxes related thereto, (ix) all deferred compensation, defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus or commission obligations and accrued

Liabilities for vacation or paid time off, any unpaid severance Liabilities currently being paid or payable in respect of employees and service providers of a Person who terminated employment or whose services to such Person have ceased (as applicable) prior to the Closing, together, in each case, with any associated employer payroll or similar Taxes related thereto, (x) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (xi) any loans received under the CARES Act, including, but not limited to, any PPP Loan, (xii) all obligations of a Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (xiii) all premiums, penalties, fees, expenses, breakage costs and change of control payments or similar charges required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the Transaction or in connection with any lender consent computed as though payment is being made in respect thereof on the Closing Date, (xiv) any and all Taxes of the Company with respect to any Pre-Closing Tax Period that are unpaid as of the end of the Closing Date (determined, with respect to any Straddle Period, in accordance with Section 6.2(c)(iii)), including any Taxes with respect to deferred revenues arising in, or prepaid amounts received in, any Pre-Closing Tax Period, regardless of when recognized for income Tax purposes, (xv) any deferred revenue, (xvi) declared and unpaid dividends or distributions or amounts owed to the Seller or its Affiliates and (xvii) all guaranties, endorsements, assumptions and other contingent obligations of a Person in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (xvi) appertaining to third parties, in each case, calculated in accordance with the Accounting Principles.

“Indemnity Escrow Amount” means $2,500,000.

“Intellectual Property Assets” means any and all of the following, as they exist in any jurisdiction throughout the world: (A) patents, patent applications of any kind and patent rights, (collectively, “Patents”); (B) registered and unregistered trademarks, service marks, trade names, trade dress, corporate names, logos, packaging designs, slogans, Internet domain names, rights to social media accounts and social media handles, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing (collectively, “Marks”); (C) copyrights in both published and unpublished works (including without limitation all compilations, software (including both source code and object code), databases and computer programs, manuals and other documentation and all derivatives, translations, adaptations and combinations of the above) and registrations and applications for registration of any of the foregoing (collectively, “Copyrights”); (D) know-how, show-how, trade secrets, confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information, reports, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, drawings, schematics, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures and testing results and business, financial, sales and marketing plans) and rights under applicable trade secret Law in the foregoing (collectively, “Trade Secrets”); (E) rights of publicity and privacy and data protection rights; and (F) any and all other intellectual property rights or proprietary rights relating to any of the foregoing; (g) all goodwill associated with or symbolized by any of the foregoing; and (h) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, and all income, royalties, damages and other payments now and hereafter due or payable with respect thereto.

“Key Employees” means Claire Stephens, Mechelle Green, Anthony Boggs.

“knowledge,” “to the Company’s knowledge” or “to a Seller Party’s knowledge” and words and phrases of similar import mean the actual knowledge of any of the officers of the Company, the Key Employees, and each of David Dye, Kevin Plessner, Ryan Harkins, Michelle Theriot, Lance Park, Scott Littrell, Claire Stephens, Kelly Lippe, Donald Gober, Claire Stephens, Dawn McLaughlin, Janna Stevens, and Stefanie Riley, or the knowledge that any of the foregoing persons would have after reasonable inquiry of such Person’s direct reports. Notwithstanding the foregoing, the inclusion of Kevin Plessner in the foregoing list of Persons whose knowledge could be imputed to the Company or the Seller Parties shall not be construed as a waiver by any Seller Party or any other Person of any Associated Rights arising or available by virtue of Mr. Plessner’s service as counsel to the Seller Parties.

“Law” means any federal, national, supranational, international, transnational, state, provincial, local or similar statute, law, ordinance, regulation, rule, injunction, guidance, convention, directive, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased, subleased or licensed by the Company as tenant, subtenant, licensee or other similar party, including all buildings and other structures, facilities, fixtures, leasehold improvements, and any other interests in real property currently or hereafter located thereon, and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

“Legal Proceeding” means any private or governmental action, inquiry, notice, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom and includes any arbitration, proceeding under collective bargaining Contracts.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, direct or indirect, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, security interest, hypothecation, lien (including environmental and Tax liens), violation, charge, lease, license, sublicense, option, right of first offer, right of first refusal, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition, restriction or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against the Company, or the Seller or any of their Affiliates, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Losses” (collectively) or “Loss” (individually) means any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of a third party claim (including interest and penalties, and reasonable attorneys’, accountants’, experts’ and other professionals’ fees and expenses, court and enforcement costs and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing).

“Maynard” means Maynard Nexsen PC.

“Measurement Time” means the time immediately prior to Closing on the Closing Date.

“Open Source Software” means any software (in source or object code form) or documentation that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course of Business” means any action taken by a Person if: (i) such action is consistent with such Person’s past custom and practice, and (ii) is taken in the ordinary course of such Person’s normal day-to-day operations.

“Parties” (collectively) or “Party” (individually) shall refer to the Company, the Seller, Parent and Buyer.

“Permitted Liens” means (i) any Lien for Taxes or other governmental charges, assessments or levies that are not yet due and payable, (ii) any statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Lien arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Lien, (iii) any condition, easement or reservation of rights, including rights of way for sewers, electric lines, telegraph and telephone lines and other similar purposes, affecting the fee title to any Leased Real Property that are of record as of the date of this Agreement, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of such real property, and (iv) with respect to Leased Real Property only, any Lien (including Indebtedness) encumbering the fee interest title in any Leased Real Property and not attributable to the Company, Seller or Parent. Notwithstanding the foregoing, any Lien for Indebtedness as of immediately prior to the Closing will not be a Permitted Lien.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority, body or entity or any department, agency or political subdivision thereof.

“PPP Loan” means any loan under the Paycheck Protection Program of the U.S. Small Business Administration.

“Pre-Closing Taxes” means (a) any and all Taxes of the Company for any Pre-Closing Tax Period (determined, with respect to any Straddle Period, in accordance with Section 6.2(c)(iii)), including any Taxes with respect to deferred revenues arising in, or prepaid amounts received in, any Pre-Closing Tax Period, regardless of when recognized for income Tax purposes, (b) any and all Taxes of any member of affiliated, consolidated, combined, or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar Law, (c) any Liability for Taxes of another Person imposed on the Company as a transferee or successor, by contract, pursuant to any Law, or otherwise, which Taxes relate to an event, agreement or transaction occurring on or before the Closing, (d) any Taxes of Seller for which Buyer or the Company is or becomes liable, (e) any Transfer Taxes for which the Seller is liable pursuant to Section 6.2(a), and (f) any employment Taxes (including withholding Taxes) required to be paid or collected with respect to any payments arising under or contemplated by this Agreement.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Product Support Items” means electronic versions (paper version if electronic version not available) of the following items of the Company, whether or not applicable to the Products: (i) system firmware; (ii) system software; (iii) build software (package and build tree); (iv) hardware design files, including logic and schematic capture, (v) release scripts, procedures and documentation; (vi) test suites, scripts, procedures and process documentation; (vii) performance documentation, programs and results sets; (viii) product specifications; (ix) functional specifications; (x) design specifications; and (xi) customer service and support documentation and call history (database, if applicable).

“Protected Health Information” means protected health information, as defined under HIPAA.

“Release” shall have the meaning set forth in CERCLA.

“Restricted Cash” means any cash which is escrowed cash or not freely usable by the Buyer because it is subject to any other third-party rights to such cash balances, restrictions, limitations or taxes on use or distribution by law, contract or otherwise, including without limitation, and restrictions on dividends and repatriations or any other form of restriction.

“Schedule of Indebtedness” means Schedule 1.1 attached hereto and prepared by the Company that lists all Indebtedness of the Company as of immediately prior to Closing and the wire instructions for each lender of Indebtedness of the Company.

“SEC” means the United States Securities and Exchange Commission.

“Special Indemnity Escrow Amount” means $1,000,000.

“subsidiary” means, with respect to any party, any corporation or other organization or Person, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party does not have a majority of the voting interest in such partnership) or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries or affiliates.

“Tax” or “Taxes” means (i) any U.S. federal, state, local or non-U.S. income, gross receipts, capital gains, profits, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, or any other tax or other like assessment in the nature of a tax, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, and (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, including pursuant to Treasury Regulations Section 1.1502-6.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Consideration” means (i) the Base Cash Consideration plus (ii) any Additional Consideration, subject to adjustment pursuant to the terms hereof.

“Working Capital” means, without duplication, current assets (including trade receivables (net of reserves) and prepaid software expenses) of the Company as of the Measurement Time, minus current liabilities (including trade payables, accrued expenses, and other current liabilities) of the Company as of the Measurement Time, in each case, determined in accordance with the Accounting Principles, but specifically excluding any amounts of Closing Indebtedness, Company Transaction Expenses, Cash and Restricted Cash and any Tax assets, Tax liabilities, deferred Tax assets and deferred Tax liabilities. For purposes of calculating Working Capital (including the Estimated Closing Working Capital and Final Closing Working Capital), in the event that Working Capital as calculated pursuant to the previous sentence is amount greater than $2,057,025 and an amount less than $2,273,555, the Working Capital shall be deemed to equal the Working Capital Target.

“Working Capital Escrow Amount” means $250,000.

“Working Capital Target” means $2,165,290.

1.2 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Term	Section
401(k) Plan	6.3(c)
Accountants	2.9(b)(ii)
Ancillary Lease Documents	3.11(b)
Anti-Money Laundering Laws	3.17(c)
Applicable Limitation Date	8.1(a)
Associated Rights	9.14
Bank Accounts	3.29(b)
Basket	8.3(b)
Buyer	Preamble
Buyer Closing Cash	2.9(b)(i)
Buyer Closing Indebtedness	2.9(b)(i)
Buyer Closing Statement	2.9(b)(i)
Buyer Closing Transaction Expenses	2.9(b)(ii)
Buyer Closing Working Capital	2.9(b)(i)
Buyer Group	9.14
Buyer Employment Documents	7.1(c)
Buyer Indemnified Party	8.2(a)
Buyer Released Parties	6.4(a)
Buyer Representative Group	6.1(c)
Claims	6.4(a)
Closing	2.2
Closing Company Transaction Expenses	2.7
Closing Date	2.2
Company	Preamble

Company Contracts	3.13(b)
Company Copyrights	3.14(a)
Company Licenses	3.14(a)
Company Marks	3.14(a)
Company Patents	3.14(a)
Comparable Position	6.3(b)
Confidential Information	6.1(c)
Contingent Workers	3.20(a)
Customer Data	3.14(b)(xxvii)
Determination Date	2.9(b)(ii)
Dispute Notice	2.9(b)(ii)
Employer	6.3(a)
Estimated Closing Cash	2.9(a)(i)
Estimated Closing Indebtedness	2.9(a)(i)
Estimated Closing Statement	2.9(a)(i)
Estimated Closing Transaction Expenses	2.9(a)(i)
Estimated Closing Working Capital	2.9(a)(i)
Excluded Claims	6.4(a)
FCPA	3.17(f)
Final Closing Cash	2.9(b)(ii)
Final Closing Indebtedness	2.9(b)(ii)
Final Closing Statement	2.9(b)(ii)
Final Closing Transaction Expenses	2.9(b)(ii)
Final Closing Working Capital	2.9(b)(ii)
Financial Statements	3.5(a)
Fundamental Representations	8.1(a)(iv)
Generative AI Tools	3.14(b)(xxix)
Government Contract	3.13(a)(xxii)
Group	6.1(c)
Indemnified Party	8.5(a)
Indemnifying Party	8.5(a)
Indemnity Escrow Fund	2.4
Indemnity Escrow Release Date	2.4
Information Security Reviews	3.14(b)(xvii)
Insiders	3.25
Leases	3.11(b)
Licenses In	3.14(a)
Licenses Out	3.14(a)
Materiality Qualifiers	8.2(c)
Non-Transferred Employees	6.3(a)
Partners	3.8(a)
Permits	3.16
Personal Data	3.14(b)(xvi)
Positive Adjustment Amount	2.9(b)(iv)
Privacy Policy	3.14(b)(xvi)
Privacy Requirements	3.14(b)(xvi)
Privileged Assets	9.14
Products	3.14(a)
Reference Balance Sheet	3.5(a)

Representative	6.1(b)
Required Contract Consents	7.1(b)
Restricted Party	3.17(d)
Restricted Period	6.5(a)
Restricted Region	3.17(d)
Seller	Preamble
Seller Consolidated Group	3.19(l)
Seller Consolidated Tax Return	6.2(c)(i)
Seller Group	6.1(c)
Seller Indemnified Party	8.2(b)
Seller Party	4
Seller Pre-Closing Returns	6.2(c)(i)
Seller Releasing Parties	6.4(a)
Shares	Recitals
Special Claims	8.4(a)
Special Indemnity Claim	2.4(c)
Special Indemnity Escrow Fund	2.4(c)
Special Indemnity Escrow Release Date	2.4(c)
Special Indemnity Unresolved Claim	2.4(c)
Special Representations	8.1(a)(ii)
Special Distributors	3.8(a)
Straddle Period	6.2(c)(iii)
Suppliers	3.8(b)
Supplier Spend Amount	3.8(b)
Tax Claim	6.2(d)
Tax Representatives	8.1(a)(iii)
Third Party Claim	8.5(a)
Third Party IP Assets	3.14(b)(vii)
Top Customers	3.8(a)
Trade Approvals	3.17(e)
Trade Laws	3.17(e)
Transaction	Recitals
Transfer Taxes	6.2(a)
Transferred Employees	6.3(a)
Union	3.20(c)
Unresolved Claim	2.4(b)
WARN Act	3.20(d)
Working Capital Escrow Fund	2.5

SECTION 2. PURCHASE AND SALE OF SHARES.

2.1 Purchase and Sale of Shares. At the Closing, the Seller shall sell, transfer and deliver the Shares to Buyer and Buyer shall purchase the Shares from the Seller.

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of the transaction documents contemplated hereby on the date hereof (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. (Central Time) on the Closing Date.

2.3 Closing Cash Consideration. At the Closing, Buyer shall pay to the Seller an amount in cash equal to the Closing Cash Consideration by wire transfer of immediately available funds pursuant to written instructions delivered by the Seller to Buyer prior to the Closing.

2.4 Indemnity Escrow Fund and Special Indemnity Escrow Fund.

(a) At the Closing, Buyer will deposit with and wire to the Escrow Agent the Indemnity Escrow Amount and the Special Indemnity Escrow Amount to be held, invested, and distributed by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Escrow Agreement.

(b) The Indemnity Escrow Amount shall be held by the Escrow Agent (the “Indemnity Escrow Fund”) for purposes of the payment to Buyer in satisfaction of any indemnification or other claims of any Indemnified Party pursuant to Section 2.9(b)(v) or Section 8, if any, and to the Seller in accordance with the terms set forth herein. Subject to the following sentence, on the date that is five (5) Business Days following the twelve (12) month anniversary of the Closing (the “Indemnity Escrow Release Date”), the Buyer and Seller shall jointly instruct the Escrow Agent in writing to release as promptly as practicable the remaining amount of the Indemnity Escrow Fund to the Seller; provided, however, in the event that Buyer or any Indemnified Party has (i) made a timely indemnification claim or claims for a Loss pursuant to Section 8, and (ii) such claim or claims has or have not been resolved on or before the date upon which any Indemnity Escrow Amount is due to be released (each, an “Unresolved Claim”), then Buyer and Seller shall jointly instruct the Escrow Agent in writing to retain in the Indemnity Escrow Fund an amount equal to the lesser of (w) the aggregate amount of such Unresolved Claims, and (x) the current balance of the Indemnity Escrow Fund. As promptly as practical following final determination of an Unresolved Claim in accordance with this Agreement, Buyer and the Seller shall jointly instruct the Escrow Agent to disburse from the Indemnity Escrow Fund (i) to Buyer, an amount equal to the portion, if any, of such Unresolved Claim resolved in favor of any Buyer Indemnified Party, and (ii) to Seller, an amount (which shall not be less than $0) equal to (A) the current balance of the Indemnity Escrow Fund, minus (B) the amount, if any, due to be disbursed to Buyer pursuant to the foregoing clause (i), minus (C) the aggregate amount of any other Unresolved Claims that remain pending.

(c) The Special Indemnity Escrow Amount shall be held by the Escrow Agent (the “Special Indemnity Escrow Fund”) for purposes of the payment to Buyer in satisfaction of any indemnification or other claims of any Indemnified Party pursuant to Section 8.2(a)(vi) (each a “Special Indemnity Claim”), if any, and to the Seller in accordance with the terms set forth herein. Subject to the following sentence, on the date that is five (5) Business Days following the twenty-four (24) month anniversary of the Closing (the “Special Indemnity Escrow Release Date”), the Buyer and Seller shall jointly instruct the Escrow Agent in writing to release as promptly as practicable the remaining amount of the Special Indemnity Escrow Fund to the Seller; provided, however, in the event that Buyer or any Indemnified Party has made one or more Special Indemnity Claims that has not been resolved on or before the Special Indemnity Escrow Release Date (a “Special Indemnity Unresolved Claim”), then Buyer and Seller shall jointly instruct the Escrow Agent in writing to retain in the Special Indemnity Escrow Fund an amount equal to the lesser of (y) the aggregate amount of such Special Indemnity Unresolved Claims, and (z) the current balance of the Special Indemnity Escrow Fund. As promptly as practical following final determination of a Special Indemnity Unresolved Claim in accordance with this Agreement, Buyer and the Seller shall jointly instruct the Escrow Agent to disburse from the Special Indemnity Escrow Fund (i) to Buyer, an amount equal to the portion, if any, of such Special Indemnity Unresolved Claim resolved in favor of any Buyer Indemnified Party, and (ii) to Seller, an amount (which shall not be less than $0) equal to (A) the current balance of the Special Indemnity Escrow Fund, minus (B) the amount, if any, due to be disbursed to Buyer pursuant to the foregoing clause (i), minus (C) the aggregate amount of any other Special Indemnity Unresolved Claims that remain pending.

(d) For income Tax purposes, any payment made out of the Indemnity Escrow Fund or the Special Indemnity Escrow Fund to the Seller (in its capacity as such) is intended to be treated as deferred consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code.

2.5 Working Capital Escrow Fund. At the Closing, Buyer will deposit with and wire to the Escrow Agent the Working Capital Escrow Amount to be held, invested, and distributed by Escrow Agent pursuant to the terms and conditions of the Escrow Agreement. The Working Capital Escrow Amount shall be held by the Escrow Agent (the “Working Capital Escrow Fund”) for purposes of payment to Buyer in satisfaction of any amounts payable to Buyer as required by Section 2.9(b)(v), if any, and to the Seller in accordance with the terms herein. For income Tax purposes, any payment made out of the Working Capital Escrow Fund to the Seller (in its capacity as such) is intended to be treated as deferred consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code.

2.6 Payments at Closing for Indebtedness of the Company. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer the Schedule of Indebtedness and payoff letters or similar instruments in form and substance reasonably satisfactory to Buyer setting forth the amounts of all unpaid third-party Indebtedness of the Company as of immediately prior to the Closing (including any premiums above the principal amount of such Indebtedness or any accrued but unpaid interest, fees and other amounts payable in connection therewith) (such letters or instruments to include the identity of each lender, dollar amounts, wire instructions and any other information necessary for Buyer to effect the final payment in full thereof) and providing that upon receipt of such amounts that all such Indebtedness shall have been paid and discharged in full and that following such payment all instruments providing for or related to such Indebtedness, including any related Lien, guaranty and promissory notes, shall be terminated and released. At Closing, Buyer shall pay to each such lender the amount of Indebtedness set forth in the Schedule of Indebtedness with respect to such lender by wire transfer of immediately available funds.

2.7 Payments at Closing for Company Transaction Expenses. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer (i) a good faith estimate of any Company Transaction Expenses outstanding as of immediately prior to Closing, in each case along with reasonable supporting detail and documentation to evidence the calculation of such amount; and (ii) invoices, Form W-9s or the appropriate series of Form W-8s, as applicable, or any similar information, and wire instructions for each payee, as applicable, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing pursuant to arrangements entered into prior to the Closing) shall be paid in full. At the Closing, Buyer shall pay the Company Transaction Expenses (the “Closing Company Transaction Expenses”) by wire transfer of immediately available funds to the bank accounts designated on the invoices provided by each payee thereof.

2.8 Withholding Taxes. Notwithstanding any other provision of this Agreement, Buyer, the Company and any of their Affiliates and agents or representatives shall be entitled to deduct and withhold from any consideration or amount payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of the U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement; provided, however, that, with respect to amounts that are not compensatory, Buyer shall use commercially reasonably efforts to cooperate with the Seller to reduce or mitigate any such withholdings and to provide advance notice of any such withholding prior to making a payment of Additional Consideration. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.9 Closing Cash Consideration Adjustment.

(a) Preparation of Estimated Closing Statement.

(i) The Company has delivered to Buyer a written statement in a form reasonably acceptable to Buyer (the “Estimated Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) Working Capital (“Estimated Closing Working Capital”), (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (C) the Closing Cash (the “Estimated Closing Cash”) and (D) the Company Transaction Expenses (the “Estimated Closing Transaction Expenses”), and (ii) the Company’s good faith calculation of the Estimated Adjustment Amount, together with any applicable supporting detail and information that Buyer has reasonably requested to verify the amounts in the Estimated Closing Statement. The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles.

(ii) Following receipt of the Estimated Closing Statement, the Company shall permit Buyer and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Statement (including the Estimated Closing Working Capital) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Statement, and the Company shall make reasonably available its representatives and employees in order to respond to the reasonable inquiries of Buyer. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Closing Statement and the Company shall incorporate in the Estimated Closing Statement any reasonable comments of Buyer.

(b) Preparation of the Final Closing Statement.

(i) On or before the date that is one hundred and fifty (150) days after the Closing Date, Buyer or its designee will prepare, or cause to be prepared, and deliver to the Seller a written statement (the “Buyer Closing Statement”) setting forth (i) Buyer’s good faith calculation of (A) Working Capital (“Buyer Closing Working Capital”), (B) the Closing Indebtedness (the “Buyer Closing Indebtedness”), (C) the Closing Cash (the “Buyer Closing Cash”), and (D) the Company Transaction Expenses (the “Buyer Closing Transaction Expenses”), and (ii) Buyer’s good faith calculation of the Final Adjustment Amount. The Buyer Closing Statement shall be prepared in accordance with the Accounting Principles.

(ii) Unless the Seller delivers a Dispute Notice (as defined below) within thirty (30) days after receipt of the Buyer Closing Statement, the Buyer Closing Statement shall be deemed the “Final Closing Statement,” and the Seller shall be deemed to have accepted the Final Closing Statement and Buyer’s calculation of Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Cash and Buyer Closing Transaction Expenses set forth therein, which, absent manifest error, shall be binding upon the Seller and Buyer and shall not be subject to dispute or review. If the Seller disagrees with the Buyer Closing Statement, the Seller may, within thirty (30) days after receipt thereof, notify Buyer in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature and amount of each disputed item on the Buyer Closing Statement, including all supporting documentation thereto, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Buyer Closing Statement delivered pursuant to this Section 2.9(b). Buyer and the Seller shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Buyer and the Seller are able to resolve such dispute, the Buyer Closing Statement and the calculation of Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Cash or Buyer Closing Transaction Expenses shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon the Seller and Buyer and shall not be subject to dispute or review. If Buyer and the Seller are unable to resolve the dispute within fifteen (15) days after receipt by Buyer of the Dispute Notice, Buyer and the Seller shall submit the dispute to an independent nationally recognized accounting firm (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute on the Buyer Closing Statement. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Buyer and the Seller as to the resolution of the disputed items, the resulting calculation of the Buyer Closing Statement as of the Closing Date. The Buyer Closing Statement as determined by the Accountants shall be deemed the “Final Closing Statement,” and the calculation of Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Cash or Buyer Closing Transaction Expenses, in each case, as determined by the Accountants, shall be, absent manifest error, conclusive and binding upon the Seller and Buyer and shall not be subject to dispute or review. The date on which Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Cash and Buyer Closing Transaction Expenses is finally determined in accordance with this Section 2.9(b) is hereinafter referred to as the “Determination Date.” The Buyer Closing Working Capital, Buyer Closing Indebtedness, Buyer Closing Cash and Buyer Closing Transaction Expenses, each as finally determined in accordance with this Section 2.9(b) shall be referred to as the “Final Closing Working Capital,” “Final Closing Indebtedness,” “Final Closing Cash” and “Final Closing Transaction Expenses”, respectively. Seller and Buyer will share the fees and expenses of the Accountants in inverse proportion to the relative amounts subject to the Dispute Notice determined in favor of such Party, in accordance with the following formulas: (i) Buyer will pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute Notice resolved by the Accountants in favor of Seller and the denominator of which is the total dollar amount subject to the Dispute Notice and (ii) Seller will pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute Notice resolved in favor of Buyer and the denominator of which is the total dollar amount subject to the Dispute Notice. Notwithstanding the foregoing, Buyer and Seller will each be responsible for paying the fees and expenses of their own respective attorneys, accountants (other than the Accountants) and other representatives in connection with the Dispute Notice.

(iii) Buyer and the Seller agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Buyer Closing Statement and the Final Closing Statement and in the conduct of the review referred to in this Section 2.9(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel upon request.

(iv) If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then within three (3) Business Days after the Determination Date, (i) Buyer shall pay, or cause to be paid, to the Seller an amount in cash equal to the Final Adjustment Amount minus the Estimated Adjustment Amount (the “Positive Adjustment Amount”) and (ii) Buyer and the Seller shall jointly instruct the Escrow Agent to release the Working Capital Escrow Amount to the Seller.

(v) If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then within three (3) Business Days after the Determination Date, Buyer and the Seller shall jointly instruct the Escrow Agent to release to Buyer from the Working Capital Escrow Amount an amount in cash equal to the Estimated Adjustment Amount minus the Final Adjustment Amount and if such amount is greater than the Working Capital Escrow Amount, Buyer shall be entitled to recover any such excess from the Seller and Parent, jointly and severally (including, at Buyer’s option, by (i) deducting such amount from the Indemnity Escrow Fund or (ii) or electing to receive such amounts from Seller and/or Parent (jointly and severally) by prompt wire transfer of immediately available funds). If payment in full to Buyer pursuant to this Section 2.9(b)(v) does not result in distribution of the entire Working Capital Escrow Amount to Buyer, then Buyer and the Seller shall jointly instruct the Escrow Agent to release the then-remaining portion of the Working Capital Escrow Amount to the Seller.

(vi) If the Final Adjustment Amount is equal to the Estimated Adjustment Amount, then within three (3) Business Days after the Determination Date, Buyer and the Seller shall jointly instruct the Escrow Agent to release the Working Capital Escrow Amount to the Seller.

(c) Any amounts which become payable pursuant to this Section 2.9 will constitute an adjustment to the Transaction Consideration for purposes hereunder, including for all Tax purposes.

2.10 Tax Treatment of Additional Consideration. Any payments of Additional Consideration shall be treated by all Parties as an adjustment to the consideration payable to the Seller (subject to any imputation of interest required under Section 483 or Section 1274 of the Code) for U.S. federal and applicable state and local income Tax purposes, unless otherwise required by applicable Law.

SECTION 3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.

Subject to the disclosures set forth in the Disclosure Schedule and Section 9.8(b) with respect thereto, the Company represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

3.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth on Schedule 3.1(A). The Company has full organizational power and authority to own and operate its properties and to carry on its business as now conducted and currently proposed to be conducted. The Company has delivered to Buyer correct and complete copies of the certificate of incorporation and bylaws (or comparable Charter Documents) for the Company (as amended to date). The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws (or comparable Charter Documents). Neither the Company nor the Seller has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or the winding up or cessation of the business or affairs of the Company. Schedule 3.1(B) of the Company Disclosure Schedule sets forth a true, correct and complete list of: (i) the names of the members of the board of directors (or similar body) the Company and (ii) the names and titles of the officers of the Company.

3.2 Authorization of Transactions. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder. The board of directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of such board of directors, has (i) declared that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Transaction, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of the Company, Parent and the Seller, respectively, and (ii) approved this Agreement and the Ancillary Documents in accordance with applicable Law. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the Ancillary Agreements to which the Company is a party shall have been, duly executed and delivered by the Company, and assuming the due execution and delivery of such documents by the other parties hereto and thereto, this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

3.3 Non-Contravention. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements and all agreements, documents and instruments executed and delivered by any of them pursuant hereto and the performance of the transactions contemplated by this Agreement, the Ancillary Agreements and such other agreements, documents and instruments contemplated herein and thereby do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Company Contract or Permit, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s Charter Documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any order of, or any restriction imposed by, any court or Governmental Authority applicable to the Company; (iv) require from the Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party; or (v) result in the creation or imposition of any encumbrance upon any of the assets of the Company.

3.4 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 100 shares of Company Common Stock, of which 100 shares are issued and outstanding. Seller is the record holder of all 100 shares of the issued and outstanding capital stock of the Company. No shares of the Company’s capital stock are or have ever been subject to a substantial risk of forfeiture under Section 83 of the Code. The Company is not under any obligation, contingent or otherwise, to register any of the Company’s capital stock under the Securities Act of 1933 or any applicable state securities Law.

(b) None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for the Shares, no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. There are no commitments or Contracts to issue any shares of Company capital stock. The Company does not hold any treasury shares. The Company has not issued any options or warrants to purchase equity interests in the Company. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are free of any Lien, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which the Company is a party or by which the Company or any of its assets is bound. There are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights on any matters on which stockholders may vote. All issued and outstanding shares of Company capital stock were issued in compliance with applicable Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

(c) Except for the Shares, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation. There are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the Ordinary Course of Business). There are no Contracts or commitments pursuant to which a Person may cause the Company to register its securities or which otherwise relate to the registration of the Shares. There are no voting trusts, proxies or other Contracts of any character with respect to the issuance, holding, acquisition, voting, purchase, sale, transfer, or disposition of any shares of capital stock or similar interests of the Company.

(d) The Company does not currently have, and since January 8, 2016 has not had, any subsidiaries. The Company does not control, and since January 8, 2016 has not controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company does not own any shares of capital stock or any other securities of, and has not since January 8, 2016, made any other material investment in, any other Person.

(e) There is no Company Indebtedness the value of which is in any way based upon or derived from capital or voting stock of the Company is issued or outstanding as of the date of this Agreement.

3.5 Financial Statements.

(a) Attached to Schedule 3.5(a) are copies of: (i) the Company’s unaudited balance sheet as of December 31, 2022 (the “Reference Balance Sheet”) and the related statement of operations for the fiscal year then ended and (ii) the Company’s interim unaudited balance sheet as of September 30, 2023 and the related statement of operations for the nine (9) months then ended (together (i) and (ii), the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company as of and for the periods referred to therein, and have been prepared in accordance with GAAP, except for the absence of footnotes, applied on a consistent basis throughout the periods involved, and the absence of quarterly and year-end adjustments as set forth on Schedule 3.5 of the Disclosure Schedule. Except for Liabilities reflected in the Financial Statements, the Company has no off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Financial Statements have been established in accordance with GAAP. Without limiting the generality of the foregoing, the Company has not, since January 8, 2016, guaranteed any debt or other obligation of any other Person other than as set forth on Schedule 3.5 of the Disclosure Schedule.

(b) The Company maintains accurate books and records reflecting the Company’s assets and liabilities and maintains a system of internal controls over financial reporting that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for internal purposes in accordance with GAAP, and includes those policies and procedures that provide reasonable assurance: (i) that records are maintained in reasonable detail such that they accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and applicable Law, and that expenditures are made only in accordance with management’s authorization; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements.

(c) Schedule 3.5(c) sets forth, as of the date of this Agreement, a true, correct and complete list of all Company Indebtedness, including, for each item of Company Indebtedness, the agreement governing the Company Indebtedness and any assets securing such Company Indebtedness. The Company has not applied or incurred any loans received under the CARES Act, including, but not limited to, any PPP Loan.

(d) Schedule 3.5(d) sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

3.6 Absence of Undisclosed Liabilities. The Company has no Liabilities of any type other than (i) Liabilities reflected on the Reference Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business since the date of the Reference Balance Sheet (which do not arise out of or relate to any breach of Contract, tort or violation of applicable Law), and (iii) amounts reflected as Company Transaction Expenses. There are no Liabilities of the Company that do not relate to or arise out of the Business.

3.7 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of the Company are valid and enforceable claims. To the Knowledge of the Company, (a) all of the accounts receivable of the Company as of the Measurement Time are fully collectible in the Ordinary Course of Business, and (b) there is no basis that would reasonably be expected to result in any such accounts receivable not being fully collected after the Closing (in each case, after deducting the reserve for doubtful accounts (including, for the avoidance of doubt, the “General Reserve” and the “Specific Reserve: Rockport”) set forth in the Estimated Closing Statement, which reserve is in accordance with GAAP). Since the date of the Reference Balance Sheet, the Company has collected its accounts receivable in the Ordinary Course of Business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any person who is an Insider. None of the accounts receivable of the Company is subject to any claim of offset, credit, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No Person has any Lien on any accounts receivable, and no agreement for deduction or discount has been made with respect to any such accounts receivable.

(b) All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the date of the Reference Balance Sheet, the Company has paid its accounts payable in the Ordinary Course of Business and has not delayed or postponed the payment of its accounts payable. The Company has no account payable to any person who is an Insider.

3.8 Customers and Suppliers.

(a) Schedule 3.8(a) sets forth the names of (i) the top one hundred (100) Customers based on the revenues of the Company (on a consolidated basis) (the “Top Customers”) and (ii) all of the Distributors (the “Specified Distributors”), in each case, for each of (A) fiscal year 2022 and (B) the eleven-months ended November 30, 2023 together with the names of any persons or entities with which the Company has (or has had since January 1, 2022) a material strategic partnership or similar relationship with respect to the sale of the Products or services of the Company (“Partners”). Except as set forth on Schedule 3.8(a), no Top Customer, Specified Distributor or Partner of the Company has cancelled, not-renewed or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or Products of the Company. No Top Customer, Specified Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, not-renew, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or Products of the Company.

(b) Schedule 3.8(b) lists the (i) name of each vendor, supplier, service provider and other similar business relation of the Company (including any such vendor, supplier, service provider and other similar business relation that has a Contract with Parent or any of its Affiliates pursuant to which the Company receives, or receives the benefit of, any goods, services or any other benefit or has any Liabilities) (collectively, “Suppliers”) from whom the Company purchased or received the benefit of greater than $20,000.00 in goods or services over the course of the 12 months ending December 31, 2022 and/or the 11 months ending November 30, 2023 (the “Supplier Spend Amount”), (ii) a description of the services provided by such Person to or for the benefit of the Company, (iii) the amount paid to such Person by Parent or any of its Affiliates over the course of the 12 months ending December 31, 2022 and the 11 months ending November 30, 2023 and a good faith estimate as to the percentage of such amount which relates to goods, services or other benefits that were provided to or for the benefit of (A) the Company and (B) any of Parent or its Affiliates other than the Company, (iv) the amounts owing to each such Person as of November 30, 2023, and whether such amounts are past due by the Company. The Company has not received written notice from any such Person to the effect that, and to the knowledge of the Company, no such Supplier has any plan or intention to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or otherwise).

3.9 Absence of Changes. Except as set forth on Schedule 3.9 and as expressly contemplated by this Agreement, since December 31, 2022, the Company has conducted its business in the Ordinary Course of Business and the Company, and with respect to the representations in 3.9(j), (k), (l), (m) and (n), Parent, has not:

(a) suffered a Company Material Adverse Effect;

(b) suffered any theft, damage, destruction or casualty loss in excess of $25,000.00 in the aggregate to its assets, whether or not covered by insurance;

(c) redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on, or made any other distributions (whether in cash or in kind) with respect to, any of its equity securities;

(d) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity securities;

(e) borrowed any amount or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except current liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(f) discharged or satisfied any Lien or paid any Liability related to the Company (other than Liabilities paid in the Ordinary Course of Business), or prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien or other encumbrance (other than Permitted Liens and Liens that will be released at or prior to the Closing);

(g) sold, leased, subleased, licensed, sublicensed, assigned, transferred, or otherwise disposed of (including transfers to Seller or any Insider) or created or imposed any Lien on any of its tangible or intangible assets (including Company Intellectual Property Assets) (other than non-exclusive licenses of such Company Intellectual Property Assets to customers of the Products pursuant to customer agreements entered into in the Ordinary Course of Business);

(h) abandoned, cancelled, expired, let expire, let lapse, failed to renew, prosecute, protect, defend or maintain, or permitted to enter into the public domain, any Company Intellectual Property Assets that are owned or purported to be owned by, or filed in or applied-for under or issued under or registered in the name of, the Company;

(i) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(j) (i) made, granted or promised any wage, salary, commissions or compensation increase in excess of $25,000.00 per year to, or made any other change in employment terms for any Business Employee or any independent contractor or consultant of the Company or its Affiliates primarily supporting the Business of the Company (in each case, other than normal merit increases to employees made in the Ordinary Course of Business), (ii) paid, or made any new commitment to pay, any bonus, severance or change of control payment to any Business Employee or independent contractor or consultant of the Company or its Affiliates primarily supporting the Business of the Company or made any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the Ordinary Course of Business, (iii) granted or promised any increase in any Company Employee Program, (iv) amended, modified, or terminated any Company Employee Program (other than an amendment required by law), or entered into or (v) adopted any new Company Employee Program;

(k) terminated the employment of any director, officer, Key Employee or any groups of employees, in each case, that primarily supports the Business of the Company (regardless of whether such group termination constituted a “mass layoff” under the WARN Act or any similar state or local law);

(l) engaged in any internal or external employee investigation, or received any complaint or claim regarding any (i) Business Employee or (ii) any current or former employee that primarily supports or supported, as applicable, the Business of the Company, including regarding discrimination, retaliation, harassment or other inappropriate workplace conduct;

(m) unless required by Law, (i) modified, extended, or entered into any collective bargaining agreement or (ii) recognized any labor union or group of employees of the Company or its Affiliates primarily supporting the Business of the Company as the bargaining representative for any Business Employees or employees of the Company or its Affiliates primarily supporting the Business of the Company;

(n) implemented or announced any employee layoffs or location closing with respect to employees of the Company or its Affiliates primarily supporting the Business of the Company or any Company location that would require any notice under the WARN Act or any similar state or local law;

(o) adopted or changed accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, revenue recognition policies, billing and invoicing policies, or payment or collection policies or practices;

(p) changed or altered its cash management procedures or management of working capital, including by accelerating collection of receivables or delaying payment of payables;

(q) made any capital expenditures that aggregate in excess of $25,000;

(r) made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business that do not exceed $500 in the aggregate);

(s) changed or authorized any change in its Charter Documents;

(t) instituted or settled any claim or lawsuit;

(u) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(v) made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, filed any Tax Return in a manner inconsistent with past practice, entered into any closing agreement with respect to Taxes, settled or compromised any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(w) transferred, sold, leased, subleased, licensed, sublicensed, assigned, transferred, or otherwise disposed of any employees that primarily supported the Business of the Company, assets or Contracts to or for the benefit of Parent or any of its Affiliates (other than the Company);

(x) entered into any arrangements, contracts or transactions with or for the benefit of Parent or any of its Affiliates (other than the Company) other than those entered into in the Ordinary Course of Business on arms-length terms;

(y) entered into any Company Contract (or any Contract that would be a Company Contract but for Company’s failure to list the relevant Contract in the relevant section of the Disclosure Schedule as required herein) or amended or terminated the Company’s rights thereunder;

(z) employed any person; or

(aa) committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Ancillary Agreements.

3.10 Title to and Sufficiency of Assets.

(a) Except as set forth on Schedule 3.10, the Company has good, valid and marketable title to, or a valid and enforceable leasehold interest in, all of the material assets used or held for use by the Company, including all such material assets reflected in the Reference Balance Sheet or acquired since the Reference Balance Sheet date, free and clear of all Liens except Permitted Liens. Except as set forth on

Schedule 3.10, the assets of the Company include all assets used or held for use in the conduct of the Business as currently conducted and such assets are sufficient to permit the Company to conduct such Business in the same manner after the Closing as is currently conducted.

(b) Since the date of the Reference Balance Sheet, no assets of the Company have been transferred to any Person outside of the Ordinary Course of Business.

3.11 Leased Real Property.

(a) The Company does not currently own any real property, nor has the Company owned any real property since January 8, 2016. The Company does not hold any options or rights to acquire any real property nor is the Company obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or purchase any real property (other than the Leased Real Property).

(b) Schedule 3.11(b) identifies (i) the street address of each parcel of Leased Real Property, and (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases, occupancy agreements and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property, including, without limitation, all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that affect or may affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”).

(c) The Leases and the Ancillary Lease Documents are valid, binding, enforceable and in full force and effect and have not been modified or amended except as disclosed on Schedule 3.11(b). The Leases and the Ancillary Lease Documents constitute all of and the only agreements under which the Company holds leasehold or sub-leasehold interests in any real property. The Company has delivered to Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Schedule 3.11(b).

(d) With respect to each of the Leases identified on Schedule 3.11(b), except as set forth on Schedule 3.11(d):

(i) the Lease and all Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(ii) neither the Company, nor, to the knowledge of the Company, any other party to any Leases or Ancillary Lease Documents is in breach or default, and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases or any Ancillary Lease Documents;

(iii) the rent set forth in each Lease of the Leased Real Property is the actual rent being paid, and there are no separate agreements or understandings with respect to the same; and

(iv) the Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease or Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation.

(e) Except as otherwise set forth in Schedule 3.11(e), the Company has not made any improvements or construction of a value in excess of $5,000 in the aggregate made to or constructed on any Leased Real Property within the applicable period for the filing of mechanics’ liens.

(f) The Company has not entered into any Contract for the assignment or other transfer of the Leased Real Property.

3.12 Personal Property.

(a) The Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets of the Company.

(b) The buildings and improvements, and the machinery, equipment, personal properties, vehicles and other tangible assets of the Company, in each case, with a value in excess of $5,000.00, located upon or used in connection with the Leased Real Property are operated in conformity, in all material respects, with all applicable Laws, are, to the knowledge of the Company, structurally sound (in the case of the buildings and improvements), and are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the Ordinary Course of Business.

3.13 Contracts and Commitments.

(a) Except as set forth on Schedule 3.13, the Company is not a party to, or bound by, whether written or oral, any:

(i) any Contract involving a commitment or payment by or to the Company in excess of an aggregate annual amount of $50,000, excluding any Contract with a Customer pursuant to which the Company provides Products or services to such Customer in the Ordinary Course of Business and any Contracts set forth on Sections (ii) through (xxvii) of Schedule 3.13, Schedule 3.14 or Schedule 3.21;

(ii) any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any equity purchase, incentive equity, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal;

(iii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis (other than any employment offer letter in such form as previously provided to Buyer that is terminable “at will” without any contractual obligation on the part of the Company or any of its subsidiaries to provide for severance, change-of-control, retention or termination compensation or benefits);

(iv) collective bargaining agreement or Contract with any labor union;

(v) any Contract relating to any settlement with any current or former employee or independent contractor in which the Company has outstanding obligations;

(vi) any Contract evidencing Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien) on any of its assets or the Shares, or any guaranty of an obligation of a third party;

(vii) any Contract relating to Company Transaction Expenses;

(viii) any Contract providing for royalty, dividend or similar payments by the Company based on the revenues or profits of the Company or any Contract involving fixed price or fixed volume arrangements;

(ix) any Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other Person or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(x) any Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments and Contracts pursuant to which the Company has acquired a business or entity, or the assets of a business or entity (other than in the Ordinary Course of Business), whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise), or any Contract pursuant to which it has any ownership interest in any other Person;

(xi) any Contract limiting the freedom of the Company or any of its Affiliates (including, after the Closing, the Buyer and its Affiliates) to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including any Contract containing an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against the Company;

(xii) any power of attorney;

(xiii) any Contract for the acquisition, whether by merger, stock or asset sale or otherwise, of the assets of another Person, other than in the Ordinary Course of Business, or any equity interests of another Person;

(xiv) any standstill or similar Contract containing provisions prohibiting a third party from purchasing equity interests of the Company or assets of the Company or otherwise seeking to influence or exercise control over the Company or prohibiting the Company from purchasing equity interests or assets of another Person;

(xv) any Contract restricting the Company’s ability to enforce, own, register, license, sublicense, use, disclose, transfer or otherwise exploit any Company Intellectual Property Assets (including any co-existence or settlement agreements);

(xvi) any Contract relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xvii) any Contract relating to the distribution, marketing, referral, reselling, advertising or sales of Products, excluding any Contract with a Customer pursuant to which the Company provides Products to such Customer in the Ordinary Course of Business;

(xviii) any Contract providing for the research and development of any software, technology or Intellectual Property Assets, independently or jointly, either by or for the Company (other than validly executed and enforceable employee invention assignment agreements and consulting agreements with the Company, substantially on the Company’s standard form(s) of agreement, copies of which have been provided to Buyer);

(xix) confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the Ordinary Course of Business;

(xx) any Contract that provides for a grant to or a requirement to grant to any Person any covenant not to assert, sue, or immunity from suit, under any Company Intellectual Property Assets;

(xxi) any settlement agreement with respect to any Legal Proceeding;

(xxii) Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transaction or the other transactions contemplated hereby, either alone or in combination with any other event;

(xxiii) Contract or plan (including any stock option, stock purchase, equity incentive, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company capital stock or any other securities of the Company or any options, warrants, convertible notes, phantom awards or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

(xxiv) any Contract with any Governmental Authority or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each, a “Government Contract”);

(xxv) any Contract under which any Customer has prepaid or otherwise paid in advance any amount in excess of $25,000 under such Contract more than 12 months prior to the date on which the Company is obligated to provide such services pursuant to such Contract;

(xxvi) any Contract pursuant to which the Company is a reseller of distributor of any goods, services or products of a third-party; or

(xxvii) any Contract between the Company, on the one hand, and Parent or any of its Affiliates or subsidiaries, on the other hand.

(b) The Contracts required to be disclosed on Schedule 3.11(b), Schedule 3.13 or Schedule 3.25, and the Licenses In and Licenses Out, are referred to herein as the “Company Contracts”. The Company has delivered to Buyer true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Schedule 3.11(b), Schedule 3.13, or Schedule 3.25). All Company Contracts are in written form or Schedule 3.13 contains an accurate and complete description of all material terms of all oral Company Contracts referred to therein. Except as disclosed on Schedule 3.13, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Company Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Company Contract or (D) the right to cancel, terminate or modify any Company Contract. The Company has not received any written notice or, to the knowledge of the Company, any other communication, regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Company Contract.

(c) The Company has validly terminated the Contract set forth on Schedule 3.13(c) as of the date set forth on such Schedule.

3.14 Intellectual Property.

(a) Schedule 3.14(a) contains a complete and accurate list of all (i) Patents owned or purported to be owned by the Company (“Company Patents”), registered Marks and material unregistered Marks owned or purported to be owned by the Company (“Company Marks”), and registered Copyrights owned or purported to be owned by the Company (“Company Copyrights”), in each case including, to the extent applicable, (A) the legal owner and registered owner of such asset, (B) the date of filing, application, issuance or registration, (C) the filing, application, issuance or registration number, (D) and the name of the body where the filing, application, issuance or registration was made, (E) in the case of domain names and social media accounts, the domain registrar and social media handles, (F) in the case of domain names, the expiration date, and (G) in the case of social media accounts, and applicable social media platform, (ii) products (including computer programs and applications), services (including software used to make any service available) or other offerings, currently marketed, performed, licensed, sold, distributed, offered, or otherwise made commercially available by or on behalf of the Company (including products, services and offerings in development) (the “Products”), (iii) Contracts under which the Company is granted rights by others in Intellectual Property Assets (such Contracts, “Licenses In”), other than generally-available commercial off the shelf software that is made available for a total cost of less than $25,000 and (iv) Contracts under which the Company has granted rights to others in Company Intellectual Property Assets owned or purported to be owned by the Company (such Contracts, “Licenses Out”, and collectively with the Licenses In, the “Company Licenses”), other than non-exclusive licenses of such Company Intellectual Property Assets to customers of the Products pursuant to customer agreements entered into in the Ordinary Course of Business. In the case of any Contracts disclosed pursuant to the foregoing clauses (iii) or (iv), Schedule 3.14(a) also sets forth whether each such license, sublicense or other agreement is exclusive or non-exclusive.

(b) Except as set forth on Schedule 3.14(b):

(i) the Company has and following the Closing will have the valid and enforceable right to use the Intellectual Property Assets that are the subject of the Licenses In in the manner currently used by the Company;

(ii) the Company solely and exclusively owns all Company Intellectual Property Assets, free and clear of all Liens other than Permitted Liens;

(iii) following the Closing, the Company will have all the valid and enforceable rights to or under the Company Licenses required to conduct the Business, including offering the Products;

(iv) (A) all Company Intellectual Property Assets that have been issued by, or registered with, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar Governmental Authority or other office or agency anywhere in the world are filed in or applied-for under or issued under or registered in the name of the Company, and are in full force and effect; (B) all Company Intellectual Property Assets are subsisting, and all Company Patents, Company Marks and Company Copyrights that have been issued by, or registered, or are the subject of an application filed with, as applicable, the

U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar Governmental Authority or other office or agency anywhere in the world are currently in compliance in all material respects with applicable Law (including, as applicable, with respect to the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are not expired, cancelled or abandoned; and (C) all Company Intellectual Property Assets are valid and enforceable, subject only to the effect, if any, of applicable bankruptcy and other similar applicable Law affecting the rights of creditors generally and applicable Law governing specific performance, injunctive relief and other equitable remedies;

(v) none of the Company Intellectual Property Assets that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar Governmental Authority or other office or agency anywhere in the world are subject to any maintenance fee or Tax or action falling due within 120 days following the Closing Date;

(vi) to the knowledge of the Company (A) no Company Patent has been or is now involved in any interference, derivation, reissue, re-examination, inter parties review, post-grant review, covered business method review or opposition proceeding; and (B) all Products made, used or sold under the Company Patents have been marked with the proper patent notice;

(vii) there are no pending or, to the knowledge of the Company, threatened Legal Proceedings against the Company, alleging that any of the operation of the Business or any activity by the Company infringes or violates (or in the past infringed or violated) the rights of any other Person in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Assets or that any of the Company Intellectual Property Assets are invalid or unenforceable;

(viii) neither the operation of the Business nor any activity by the Company infringes or violates (or in the past infringed or violated) any Third Party IP Asset or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Third Party IP Asset; provided that the representation and warranty in this clause (viii) is made to the Company’s knowledge with respect to the Patents of others;

(ix) the Company does not have any obligation to compensate any person for the use of any Company Intellectual Property Assets owned or purported to be owned by the Company;

(x) there are no settlements, covenants not to sue, consents, orders, injunctions, judgments, writs, stipulations, verdicts, decrees, rulings, assessments or arbitration awards of any Governmental Authority or arbitrator that: (A) materially restrict the Company’s rights to use any Intellectual Property Assets or (B) materially restrict the Business, in order to accommodate any Third Party IP Assets;

(xi) the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use;

(xii) all Business Employees and all former and current employees, consultants and contractors of the Company or Affiliates of the Company, in each case, who have developed Intellectual Property Assets on behalf of, or in the course of their employment or providing services to or for the benefit of, the Company or who have otherwise developed Company Intellectual Property Assets have executed written instruments with the Company that validly assign to the Company all rights, title and interest in and to any such Intellectual Property Assets and such Company Intellectual Property Assets;

(xiii) a valid and enforceable assignment to the Company for each Company Patent has been duly recorded with the U.S. Patent and Trademark Office and all similar Governmental Authorities or other offices anywhere in the world in which foreign counterparts are registered or issued;

(xiv) to the knowledge of the Company, (A) there is no, nor has there been any, infringement or violation by any Person of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto, and (B) there is no, nor has there been any, misappropriation by any Person of any of the Company Intellectual Property Assets;

(xv) (A) the Company has taken all reasonable security measures to protect the confidentiality and value of the subject matter of all Trade Secrets included in the Company Intellectual Property Assets, including, without limitation, requiring all Business Employees and all former and current employees, contractors and consultants of the Company or any Affiliate of the Company, in each case, supporting or providing services on behalf of the Business of the Company, and any other Person with access to such Trade Secrets to execute a confidentiality agreement (copies or forms of which have been provided to Buyer); and (B) to the Company’s knowledge, there has been no breach by any party to any such agreement, and there is no unauthorized use, disclosure or misappropriation of any such Trade Secrets;

(xvi) In connection with the Company’s collection, use, storage, transfer, disclosure or any other processing of any data and information defined under applicable Law as “personal information,” “personally identifiable information,” “PII,” “personal data,” “Protected Health Information” or a similar term (“Personal Data”), the Company is currently and has at all times during the previous six (6) years been in compliance with (A) all applicable Laws (B) contractual obligations (including, but not limited to, those with customers), (C) internal and public-facing privacy, data handling or processing or security policies of the Company (each, a “Privacy Policy”), (D) public statements that the Company has made regarding its respective privacy, data handling or data security policies or practices, and (E) where applicable, the Payment Card Industry Data Security Standard, and all other rules and requirements of payment card brands (collectively, the “Privacy Requirements”) relating to (1) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Data collected or used by the Company; and (2) the transmission of marketing or commercial messages through any means, including, without limitation, via email, text message or any other means. None of the disclosures made or contained in any such Privacy Policy has been materially inaccurate, misleading or deceptive or in violation of the Privacy Requirements (including containing any material omission). The Company has appropriate security policies, procedures and measures in place, in accordance with the Privacy Requirements, to protect all Personal Data under its control or in its possession and to protect such Personal Data from unauthorized access by any parties. The Company has not suffered any ransomware attack, successful phishing incident, any breach in security or any other incident that has permitted any unauthorized access to any Personal Data or Customer Data possessed or under the control of the Company. The Company has not received any written correspondence or written notice relating to, and, to Company’s knowledge, there is no formal action, allegation, investigation or claim currently pending against, such entity by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other

Governmental Authority, foreign or domestic, or any other third party, with respect to the Personal Data of any Person, and, to the Company’s knowledge, there are no facts or circumstances which could form the basis for any such action, allegation, investigation, or claim. The execution, delivery and performance of this Agreement will not result in a material violation of any applicable Privacy Requirements.

(xvii) The Company or Parent has: (A) regularly conducted vulnerability testing, penetration tests, risk assessments, and external audits of, and tracks security incidents related to the Company’s systems and Products (collectively, “Information Security Reviews”); (B) timely corrected any material exceptions or vulnerabilities identified in such Information Security Reviews; and (C) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Company provides its employees with annual training on privacy and data security matters. In connection with each third party processing Personal Data collected, held, or processed by or on behalf of the Company, the Company has in accordance with Privacy Requirements entered into valid, binding and enforceable written data processing agreements with any such third party to comply with applicable Privacy Requirements with respect to Personal Data and to act only in accordance with the instructions of the Company.

(xviii) the Company is not subject to the European General Data Protection Regulation or any other privacy or data protection Laws of any jurisdictions outside of the United States;

(xix) the Company does not collect, handle or otherwise process any biometric data and/or direct any service providers or other third parties to collect, handle or otherwise process any biometric data on behalf of and/or for the Company;

(xx) the Company has not sold or otherwise transferred for compensation any Personal Data;

(xxi) (A) the Company has not granted, directly or indirectly, any current or contingent right, license or interest in or to any source code of any of the Products (including through an escrow arrangement) or any other source code included in the Company Intellectual Property Assets owned or purported to be owned by the Company, and (B) the Company has not provided or disclosed any source code of any of the Products or any other source code included in the Company Intellectual Property Assets to any Person or deposited any such source code into an escrow account, or agreed to do any of the foregoing;

(xxii) the Company is not and has not ever been, a member or promoter of, or a contributor to, any industry standards body or similar organization which, as a result thereof, has a legal right to compel the Company to grant or offer to any other Person any license or right to any Company Intellectual Property Assets;

(xxiii) (A) each Product performs in accordance with its documented specifications and Product Support Items to the extent the Company has warranted to its customers, and (B) the Product Support Items contain all the information reasonably necessary to sell, maintain, operate and support each Product;

(xxiv) (A) no government funding, facilities of a university, college, other educational institution or research center, or Governmental Authority, or funding from third parties, was used in the development of any of the Intellectual Property Assets owned by or purported to be owned by the Company, and (B) no current or former officer, director, or employee of the

Company or any of its Affiliates, or consultant or contractor of the Company or any of its Affiliates, who was involved in, or who contributed to, the creation or development of any of such Company Intellectual Property Assets, has performed services for a university, college, or other educational institution or research center, or Governmental Authority, during a period of time during which such Person was also performing services for the Company or employed by or contracted with the Company;

(xxv) (A) to the knowledge of the Company, the Products do not contain any “viruses”, “worms”, “time bombs”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the security or integrity of the data, information or signals the Products produce in a manner adverse to the Company, or any customer, licensee or recipient (“Contaminants”) that are material; (B) the Company uses industry standard methods to detect and prevent Contaminants and subsequently correct or remove such Contaminants; and (C) the Products do not include or install any undocumented or unauthorized portals, key-logs, codes, commands or other access (including backdoors) to the Products or the data, information or signals the Products produce or process, or any spyware, adware, or other similar software that monitors the use of the Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Product or remote computer, as applicable;

(xxvi) (A) except as disclosed on Section 3.14(b)(xxvi)(A), none of the Products were developed with or contain, incorporate, link or call to or are called by, are distributed with, or otherwise use any Open Source Software, (B) the development of any Product with any such Open Source Software, and the incorporation, linking, calling, distribution, or other use in, by or with any such Product of any such Open Source Software, does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party other than the applicable Open Source Software, and (C) the Company is in compliance in all material respects with all licenses for such Open Source Software;

(xxvii) (A) the Company has security measures in place designed to protect information relating to its customers (“Customer Data”) under its possession or control from unauthorized access;

(xxviii) (A) the Company IT Systems have been maintained by technically competent personnel, in accordance in all material respects with standards set by the manufacturers or otherwise in accordance in all material respects with standards prudent in the Company’s industry and are sufficient to effectively perform all information technology operations necessary to operate the Business, including with respect to redundancy and scalability. (B) The Company owns or has valid and enforceable rights to use the Company IT Systems in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the Business. (C) Each material component of the Company IT Systems is either under manufacturer’s warranty or covered by a support plan. (D) The Company has implemented and routinely tests (at least once per calendar year) reasonable business continuity, backup and disaster recovery plans and technology consistent in all material respects with industry practices, and copies of such plans and test records have been made available to Buyer. (E) The Company has taken reasonable steps to safeguard the data and information necessary to operate the Business (including such data and information that is stored on magnetic or optical media in the ordinary course) and the Company IT Systems, including the use of commercially available antivirus software with the intention of protecting the Company IT Systems from becoming infected by viruses and other harmful code. (F) The Company maintains reasonable documentation regarding the Company IT Systems and their support and maintenance. (G) There has been no (i) to the knowledge of the Company, unauthorized access to, intrusions or breaches of the security of the Company IT Systems, or infections by viruses or other harmful code, or (ii) or failure of the Company IT Systems that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption. (H) The Company IT Systems are fully functional and operate in a reasonable manner and as otherwise required or necessary to the Company in connection with the Business. (I) A list of the hardware and software used in or comprising the Company IT Systems is attached as Section 3.14(b)(xxviii)(I);

(xxix) (A) The Company has not used Generative AI Tools in any manner, other than the Generative AI Tools listed on Schedule 3.14(b)(xxix) in the manner described on such Schedule; and (B) to the knowledge of the Company, none of the Company’s service providers have used Generative AI Tools to create or develop, or contribute to the creation or development of, Products or related documentation or Product Support Items. The Company uses all Generative AI Tools in compliance in all material respects with all Laws and in all material respects with the applicable license terms, consents, and agreements. The Company has not included and does not include any sensitive Personal Data, trade secrets or material confidential or proprietary information of the Company, or of any third Person under an obligation of confidentiality by the Company, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company has not used Generative AI Tools to develop any material Company Intellectual Property Assets that the Company intended to maintain as proprietary in a manner that it believes would materially affect the Company’s ownership or rights therein. For purposes hereof, “Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts;

(xxx) the Company has delivered to Buyer true and correct copies of each Company License (including all amendments, waivers and other changes thereto) required to be disclosed on Schedule 3.14(a). Except as disclosed on Schedule 3.14(a), (i) no Company License has been canceled or, to the Company’s knowledge, breached by any other party thereto, and, to the knowledge of the Company, there is no planned breach by any other party to any Company License, (ii) the Company has performed, in all material respects, all of the obligations required to be performed by it in connection with any Company License and is not in material default under or in material breach of any Company License, and, to the knowledge of the Company, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would reasonably be anticipated to result in a material default or material breach thereunder, and (iii) each Company License is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies;

(xxxi) the Company Intellectual Property Assets owned by the Company, together with any Intellectual Property Assets licensed pursuant to the Licenses In, includes all Intellectual Property Assets that are used in or necessary to the conduct of the Business as it currently is conducted and as currently proposed to be conducted by the Company;

(xxxii) neither this Agreement nor any of the transactions contemplated by this Agreement or any Ancillary Agreement will result in: (A) Buyer or any of its Affiliates (other than the Company but solely with respect any right already granted by the Company that would exist in the absence of this Agreement or the transactions contemplated thereby) granting to any third party any right to or with respect to any Intellectual Property Assets owned by, or licensed to, any of them, (B) Buyer or any of its Affiliates (other than the Company but solely with respect any non-compete or other restriction already binding Company that would exist in the absence of this Agreement or the transactions contemplated thereby) being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; (C) any obligation of Buyer or any of its Affiliates to pay any royalties or other fees or consideration with respect to any Third Party IP Assets in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated thereby; or (D) any termination, cancellation, or invalidation of, or other adverse effect on, any Company Intellectual Property Assets; and

(xxxiii) following the Closing, Company will have the same rights and privileges in the Company Intellectual Property Assets, Customer Data and Company IT Systems as the Company had in the Company Intellectual Property Assets, Customer Data and Company IT Systems immediately prior to the Closing.

3.15 Litigation; Proceedings. Except as set forth on Schedule 3.15, there are no Legal Proceedings or investigations pending or, to the Company’s knowledge, threatened against or affecting (i) the Company or any of the Company’s directors, officers or employees, in their capacity as such, (ii) Parent or Seller, solely to the extent any such Legal Proceeding relates to or is in connection with the Business, or (iii) any of the Business Employees or any directors, officers or employees of Parent or Seller that support the Business, in each cases of clauses (i) through (iii), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of the Company there is no basis that would reasonably be anticipated to give rise to any of the foregoing. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator. Neither Parent nor the Seller is subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator related to the Business. The Company is fully insured with respect to each of the matters set forth on Schedule 3.15. Schedule 3.15 includes a description of all Legal Proceedings or, to the Company’s knowledge, investigations, in each case, involving the Company, any of the Company’s directors, officers or employees, or any of Parent’s or Sellers’ directors, officers or employees that support the Business, in each case in their capacity as such and to the extent concerning the Business, occurring, arising or existing during the past five years.

3.16 Governmental Licenses and Permits. Schedule 3.16 contains a complete listing description of all permits, licenses, licenses exceptions and exemptions, franchises, approvals, certificates, consents, declarations, orders, registrations, filings and other authorizations of Governmental Authorities, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the “Permits”) issued to or otherwise owned or possessed by, or used by, the Company, Parent or Seller for the conduct of the Business. Except as set forth on Schedule 3.16, the Company possesses, and has for the past three (3) years possessed, all Permits that are necessary to conduct the Business as currently conducted. Each Permit is valid and in full force and effect, and is not subject to any material restrictions or conditions. The Company is in compliance in all material respects with the terms and conditions of such Permits. No loss, expiration, revocation, suspension, lapse or limitation of any Permit is pending or, to the Company’s knowledge, threatened (including as a result of the transactions contemplated hereby), with or without notice or lapse of time or both, other than expiration in accordance with the terms thereof which terms do not expire as a result of the consummation of the transactions contemplated hereby. All applications required to have been filed for the renewal of each of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities. To the knowledge of the Company, no event has occurred that (including the consummation of the transactions contemplated hereby), with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit. All applications required to have been filed for the renewal of each of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate Governmental Authorities. Except as indicated on Schedule 3.16, all of the Permits are transferable to Buyer or its Affiliates and will be transferred by the Company to Buyer or its Affiliates on the Closing Date.

3.17 Compliance with Laws.

(a) Except as disclosed on Schedule 3.17(a), the Company is in compliance in all material respects, and has for the past five (5) years complied in all material respects, with all Laws that are applicable to the Company and the Business (including the Company’s production, marketing, sales and distribution of its Products and services) or any owned or leased properties of the Company to which the Company is subject, and no claims have been filed against the Company alleging a violation of any such Laws, and the Company has not received written notice of any such violation. Parent or the Company maintains a compliance program applicable to the Business that is commensurate with the size and complexity of the Company and its activities, and meets all requirements under applicable Law. No event or condition has occurred in the past five (5) years that can be reasonably expected to constitute a material violation of applicable Law by the Company or its shareholders or, in their capacities as such, any of the officers, directors, agents, or employees of the Seller Parties that support the Business or otherwise are acting or have acted on behalf of the Company.

(b) The Company is, and has been for the past five (5) years, in compliance in all material respects with all applicable Laws relating to the issuance, maintenance, and servicing of any payments-related products or services, as well as any products or services related to money transmission, remittances, the issuance, storage, exchange, and the rights of customers who use such products and services.

(c) The Company and, to the extent acting on behalf of the Company, each of the Company’s, Parent’s or Seller’s officers, directors, securityholders, agents, employees and control persons is, and has been for the past five (5) years, in compliance in all material respects with all applicable federal, state and foreign anti-money laundering rules and regulations, including, but not limited to, the United States Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the United States Money Laundering Control Act of 1986 (18 U.S.C. §§1956 and 1957), as amended, as well as the implementing rules and regulations promulgated thereunder, and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority or self-regulatory body (collectively, the “Anti-Money Laundering Laws”), and no Legal Proceeding involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. The Company has implemented policies, procedures and internal controls and accounting systems reasonably designed to ensure that the Company is in compliance with the Anti-Money Laundering Laws, and the Company is currently, and for the past five (5) years has been, in compliance in all material respects with such policies, procedures and internal controls and accounting system. Within the previous five (5) years, none of the Company, Seller or Parent or any of their respective officers, directors, securityholders, agents, employees, and control persons (in their capacities as such) (A) has been found in violation of, charged with, or convicted of a predicate crime for money laundering under any of the Anti-Money Laundering Laws or other applicable Law, (B) to the Company’s knowledge, has been under investigation by any Governmental Authority for possible violation of any of the Anti-Money Laundering Laws, (C) has been assessed any civil or criminal penalties under any of the Anti-Money Laundering Laws, or (D) has had any funds or property belonging to or under the control of such person seized or forfeited in an action or proceeding under any of the Anti-Money Laundering Laws or the subject of any such seizure or forfeiture action or proceeding. No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, or to the knowledge of the Company, any of their respective officers, directors, securityholders, agents, employees, and control persons with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. None of the Company or, to the knowledge of the Company, any other Person associated with or acting for or on behalf of the Company is:

(i) a Person that is organized under the laws of, or resides or has a place of business in, a country or territory which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering or designated by the Secretary of the U.S. Treasury Department under Section 311 or Section 312 of the USA PATRIOT ACT as warranting special measures due to money laundering concerns;

(ii) a “foreign shell bank” within the meaning of the USA PATRIOT Act;

(iii) a Person, transaction or account that is designated by the Secretary of the U.S. Treasury Department under Section 311 of the USA Patriot Act or Section 9714 of the Combating Russian Money Laundering Act as a primary money laundering concern or otherwise warranting special measures due to money laundering concerns;

(iv) a Person that otherwise appears on any U.S.-government provided list of known or suspected, or terrorists or terrorist organizations; or

(v) a “senior foreign political figure,” or an “immediate family member” or “close associate” of a senior foreign political figure, as such terms are defined for purposes of the USA Patriot Act.

(d) Neither the Company nor, to the extent acting on behalf of the Company, any of its officers, directors, employees or, to the Knowledge of the Company, securityholders, agents, or control persons has, for the last five (5) years, conducted any unlawful transactions or dealings, directly or indirectly, with (A) any countries or other territories that are (or were during the time of such transaction or dealing) subject to applicable trade embargoes or comprehensive sanctions, including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and such other regions of Ukraine as have been comprehensively sanctioned by the United States, including the so-called Donetsk People’s Republic and the Luhansk People’s Republic (each, a “Restricted Region”), or (B) individuals or entities identified on any applicable prohibited or restricted parties list, including the Specially Designated Nationals and Blocked Persons List or Consolidated Sanctions List administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the Denied Persons List, Unverified List, Entity List or Military End User List administered by the U.S. Commerce Department’s Bureau of Industry and Security, or any entities owned, directly or indirectly, in the aggregate fifty percent (50%) or more by one or more Persons identified on any such list (each, a “Restricted Party”). For the last five (5) years, the Company has not unlawfully sold, licensed, supplied, exported, re-exported, transferred, furnished or otherwise provided any products, software (including software code), technology or services, directly or indirectly to or on behalf of (x) any Person located in, resident in or organized under the laws of a Restricted Region or (y) any Restricted Party.

(e) For the last five (5) years, the Company has been in compliance in all material respects with all applicable import, export control, and economic and trade sanctions Laws, including the Export Administration Regulations and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (the “Trade Laws”), and have obtained, satisfied the requirements of, or are otherwise qualified to rely upon all necessary Permits, and made any filings with any Governmental Authority, required for (i) the import, export, re-export or transfer of products, services, software or technologies and (ii) releases of technologies or software to foreign nationals, wherever located (the “Trade Approvals”). Schedule 3.17(e) sets forth a complete and accurate list of all items (including software) exported by the Company over the last five (5) years. There are no pending or, to the knowledge of the Company, threatened claims against the Company, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any future claims with respect to the Trade Laws or Trade Approvals. The Company has established sufficient internal controls and procedures to reasonably ensure compliance with Trade Laws and has made available all of such documentation to Buyer.

(f) Neither the Company, nor any of its officers, directors, securityholders, agents, or employees, nor any of its control persons (in their capacity as such) have directly or indirectly, made, offered, promised or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company nor any of its officers, directors, agents, securityholders, employees, or control persons (in their capacity as such) have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law. Parent or the Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure the Company’s compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law, and reasonably designed to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor any of its officers, directors, securityholders, agents, or employees, nor any of its control persons (in their capacity as such) is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

3.18 CFIUS. The Company does not produce, design, test, manufacture, fabricate or develop one or more “critical technologies” within the meaning of 31 C.F.R. § 800.215.

3.19 Taxes. Except as provided as set forth on Schedule 3.19:

(a) The Company have timely filed all Tax Returns that are required to be filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been timely paid and no Taxes are delinquent. The Company has established appropriate reserves (without taking into account any reserve for deferred Taxes established under GAAP to reflect timing differences between accounting and Tax income) in the most Reference Balance Sheet for any Taxes that have not been paid, but that should have been accrued for under GAAP as of the date of such balance sheet, whether or not shown to be payable on any Tax Returns. Other than Taxes incurred in the Ordinary Course of Business, the Company has not incurred any Taxes accruing after the date of the Reference Balance Sheet.

(c) There are no Liens for Taxes upon any of the assets of the Company, other than Taxes not yet due and payable.

(d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, securityholder or other third party, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and all withholding Tax Returns required with respect thereto and all Forms W-2 and 1099 have been properly completed in all material respects and timely filed and provided to all recipients required under law, and all amounts withheld have been paid over to the proper Governmental Authorities (or are properly being held for such timely payment) as required by applicable Law. Without limitation of the foregoing, the Company has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations. The Company has properly classified all service providers as either employees or independent contractors under applicable Law.

(e) Any deficiency for any amount of Tax that has been asserted or assessed by a Governmental Authority against the Company has been paid in full.

(f) There is no action, suit, proceeding or audit pending against or with respect to the Company regarding Taxes or any Tax Return for which the Company or any Seller Party has received written notice and, to the knowledge of the Company, no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes or any Tax Return.

(g) No written claim has been received by the Company from a Governmental Authority in any jurisdiction that the Company does not file a particular Tax Return or pay a particular Tax that the Company is or may be required to file such Tax Return or pay such Tax in such jurisdiction.

(h) The Company is not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(i) The Company has delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, agreed to, or filed by Company for all taxable years beginning with the taxable year ended December 31, 2020.

(j) No extension of any statute of limitations on the assessment of any Taxes granted by the Company is currently in effect, and no agreement to any extension of time for filing any Tax Return that has not been filed is currently in effect, other than customary extensions for which no approval is required. The Company has not executed a power of attorney with respect to any Tax matter that will remain in force after the Closing

(k) The Company is not and has never been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l) The Company is and has at all times since January 8, 2016 been a member of the current U.S. federal affiliated group filing a consolidated federal income tax return of which the Seller (or its direct or indirect parent) is the common parent (the “Seller Consolidated Group”). The Company has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state, local or non-U.S. law) other than with respect to the Seller Consolidated Group, as a transferee or successor, by Contract or otherwise.

(m) The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated herein.

(o) The Company is and has been since January 8, 2016 treated as a C corporation for all applicable U.S. federal, state and local income tax purposes.

(p) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, nor does the Company have any Liability to another party under any such agreement.

(q) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of U.S. state, local or non-U.S. law.

(r) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount or deferred revenue received or accrued on or prior to the Closing Date; (vii) the application of Code Sections 951, 951A or 965, (viii) an ownership interest in any “passive foreign investment company” or “controlled foreign corporation” within the meaning of the Code; or (ix) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any Pre-Closing Tax Period to any taxable period (or portion thereof) beginning after the Closing Date.

(s) None of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) result in the Company being obligated to provide or make any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(t) The Company is not party to, or is otherwise obligated under, any Contract, plan or arrangement to provide a Tax “gross-up,” make-whole or similar payment.

(u) Each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment made to any Business Employee is, or to the knowledge of the Company, would reasonably be anticipated to be, subject to the penalties of Section 409A(a)(1) of the Code.

(v) Any transfer of property from the Company that was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(w) The Company uses the accrual method of accounting for U.S. federal and applicable state and local income tax purposes.

(x) The Company has not deferred any Taxes under Section 2302 of the CARES Act or IRS Notice 2020-65 (or any corresponding or similar provision of state or local Law).

(y) The Company is not and since January 8, 2016 has not been (i) a partner in a partnership or an equityholder in an entity properly classified as a partnership for income Tax purposes or (ii) a party to a Contract or other arrangement that could reasonably be expected to be treated as a partnership for income Tax purposes.

(z) The consummation of the transactions contemplated in this Agreement will not result in any reduction of the Tax attributes of the Company pursuant to Treasury Regulations Section 1.1502-36 (or any similar provision of state, local, or non-U.S. Tax law).

(aa) The representations and warranties made in this Section 3.19 (other than those in clauses (j), (l), (p), (r), (t), (w) and (z)) refer only to the past activities of the Company and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any tax period (or a portion thereof) beginning after or any Tax position taken after, the Closing Date.

3.20 Employees.

(a) The Company does not have, and for the last five (5) years, has not had, any employees. Schedule 3.20(a) contains a complete and accurate list of all employees of Parent or Seller as of the date of this Agreement who primarily perform, or in the last 12 months have primarily performed, services for the Business, describing for each Business Employee: the employing entity, the position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the actual annual base salary or other rates of compensation, average scheduled hours per week, bonus potential, date of hire, business location, and status (i.e., active or inactive and if inactive, the type of leave and estimated duration). Schedule 3.20(a) also contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other service providers or agents employed, engaged or used by the Company and classified by the Company or its Affiliates as other than employees or compensated other than through Form W-2 wages paid by the Company or its Affiliates through the Company’s or its Affiliates’ payroll department (“Contingent Workers”), and any Contingent Workers that are engaged by Parent or its Affiliates (other than the Company) and primarily performs, or in the last 12 months has primarily performed, services for the Business, showing for each Contingent Worker such individual’s role in the Business, the entity through which the Contingent Worker is engaged and fee or compensation arrangements with the Company or its Affiliates. Except as set forth on Schedule 3.20(a), the Company does not and has not employed any employees in the last five (5) years or engaged any Contingent Workers in the last 12 months, and all Business Employees are employed by Parent as of immediately prior to Closing. Except as contemplated by this Agreement or as set forth on Schedule 3.20(a), no Key Employee or group of Business Employees or Contingent Workers, has, to the knowledge of the Company, expressed in writing any plans to terminate his, her or their employment or service arrangement with the Company or, with respect to the Business Employees, Parent.

(b) Except as set forth on Schedule 3.20(b), currently and during the past three (3) years: (i) the Company, and with respect to the Business Employees, Parent, is and has been in compliance in all material respects with all applicable Laws respecting labor or employment matters, including laws and regulations respecting fair employment practices, workplace safety and health, classification of independent contractors, unemployment compensation, workers’ compensation, affirmative action, employee leave, terms and conditions of employment, wages and hours, including, without limitation, with respect to the classification of employees for purposes of federal, state and local Law and the payment of employee overtime and minimum wage, pay equity, restrictive covenants, immigration and work authorization, discrimination, harassment, retaliation, background and credit checks, defamation and other torts and breach of employee agreements; (ii) neither the Company, nor, with respect to the Business Employees, Parent, is, nor has been, delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers; (iii) there are no, and there have been no formal or informal Legal Proceedings with respect to employment or labor matters (including allegations of employment discrimination, violation of wage and hour laws, harassment, breach of restrictive covenants, pay equity violations, misclassification of independent contractors, retaliation or unfair labor practices) pending or, to the knowledge of the Company, threatened against the Company or, with respect to the Business Employees, Parent, in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) to the knowledge of the Company, none of the employment policies or practices of the Company is or has been, audited or investigated or is subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or the Business Employees is or has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company and, with respect to the Business Employees, Parent, is and has been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986; and (vii) all Business Employees are and have been employed at-will and no Business Employee is subject to any employment contract with the Company or Parent, whether oral or written, express or implied. The Company is not a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment.

(c) (i) There is no, and during the past two (2) years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Business of the Company; (ii) the Company, and with respect to the Business Employees and employees of Parent that primarily support the Business of the Company, Parent, has no duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative (“Union”) of any Business Employees, employees of Parent that primarily support the Business of the Company or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Business Employee, employee of Parent that primarily supports the Business of the Company or Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on the Company, or being negotiated, with respect to the Company’s operations or any Business Employee, employee of Parent that primarily supports the Business of the Company or Contingent Worker; and (iv) the Company, and with respect to the Business Employees, Parent, has not engaged in any unfair labor practice.

(d) Except as set forth on Schedule 3.20(d), neither the Company, nor, solely with respect to employees of Parent that primarily support the Business of the Company, Parent, has experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law affecting any site of employment of the Company or one or more facilities or operating units within any site of employment or facility of the Company. Except as set forth on Schedule 3.20(d), during the ninety (90) day period preceding the date hereof, no employee of the Company and no employee of Parent primarily supporting the Business of the Company has suffered an “employment loss” as defined in the WARN Act with respect to the Company.

(e) Except as set forth on Schedule 3.20(e), each Business Employee is subject to a non-competition, non-solicitation, confidentiality or invention assignment agreement with the Company and the Company has provided a form of each such agreement to Buyer.

(f) For the past three (3) years, (i) the Company and, with respect to the Business Employees, Parent, has maintained policies (A) prohibiting employment discrimination on all grounds constituting unlawful discrimination, (B) prohibiting sexual harassment and all other forms of discriminatory harassment, and (C) providing complaint and investigation procedures with respect to (A) and (B); (ii) any and all such policies have conformed in all material respects with applicable Law, including, as applicable, with respect to independent contractors; and (iii) the Company has complied in all material respects with any applicable Law with respect to training concerning the prevention of harassment or abusive conduct. Except as set forth on Schedule 3.20(f), at no time in the past three (3) years have any complaints, whether internal or external, written or oral, been made or delivered to the Company or, with respect to the Business Employees, Parent, alleging conduct that, if confirmed, would constitute violations of any of the policies referenced in subclauses (i)(A) or (i)(B) above or applicable Law. Except as set forth on Schedule 3.20(f), at no time in the past four (4) years has the Company or, with respect to the Business Employees, Parent, received a complaint within the scope of subclause (i)(C) above or conducted an investigation of allegations of any alleged violation of subclause (i)(A) or subclause (i)(B) above. Except as set forth on Schedule 3.20(f), to the knowledge of the Company, and with respect to the Business Employees, Parent, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other discriminatory harassment against or involving the Company, or any Business Employee or Contingent Worker. Except as set forth on Schedule 3.20(f), to the knowledge of the Company, and with respect to the Business Employees, Parent, no Business Employee or Contingent Worker has engaged in any sexual interactions or is or has been involved in any romantic or other intimate interpersonal relationship with any Business Employee, Contingent Worker or employee of Parent.

(g) For the previous three (3) years, the Company has properly classified its employees, if any, and Parent has properly classified each of the Business Employees, as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and the Company and, solely with respect to the Business Employees, Parent is and has been otherwise in compliance in all material respects with such Laws. To the extent that any Contingent Workers are engaged by the Company or Parent to perform services for the Company, the Company and Parent, as applicable, have properly classified and treated them as Contingent Workers (as distinguished from Form W-2 employees) in accordance with applicable Laws.

(h) The consummation of the transactions contemplated in this Agreement will not (i) entitle any Business Employee to severance pay, change of control compensation or benefits, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such Business Employee, or (iii) entitle any such Business Employee to terminate, shorten or otherwise change the terms of their employment.

(i) During the three (3) year period preceding the date hereof, the Company or Parent has paid and continues to pay each of the Business Employees in a manner that complies in all material respects with the requirements of the Equal Pay Act and any other applicable federal, state, or local Law pertaining to the equal pay of employees.

(j) The Company is currently and for the prior three (3) years has been in compliance in all material respects with (i) COVID-19 related Laws (including without limitation relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Authority; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act).

3.21 Employee Benefit Plans.

(a) Schedule 3.21(a), sets forth a true, complete and correct list of each Company Employee Program and identifies which, if any, of such Company Employee Programs are Company Sponsored Employee Programs.

(b) True, complete and correct copies of the following documents, with respect to each Company Sponsored Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Sponsored Employee Program (or for an unwritten Company Sponsored Employee Program a written description of the material terms of such Company Sponsored Employee Program) and any funding medium for the Company Sponsored Employee Program; (ii) the three most recently filed IRS Form 5500s; (iii) the most recent actuarial valuation report; (iv) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (v) the last three years of non-discrimination testing results; and (vi) all non-routine correspondence to and from any Governmental Authority.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) of the Code and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance and, to the knowledge of the Company, no event or omission has occurred that would reasonably be anticipated to cause any Company Employee Program to lose such qualification or require corrective action to the IRS or Employee Plans Compliance Resolution System to maintain such qualification. True, complete and correct copies of the following documents, with respect to each Company Employee Program that is intended to qualify under Section 401(a) of the Code have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program; (ii) the most recent IRS determination or opinion letter; and (iii) the most recent summary plan description and all modifications thereto; and (iv) a summary report of the most recent annual non-discrimination testing results.

(d) Except as would not result in Liability to the Company or to its ERISA Affiliates (determined on a post-Closing basis), each Company Employee Program is, and has been established, operated, and administered in all material respects in accordance with applicable Laws and regulations and with its terms, including without limitation ERISA, the Code, and the Affordable Care Act. The Company is not liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(e) Except as would not result in Liability to the Company or to its ERISA Affiliates (determined on a post-Closing basis), no Company Employee Program is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(f) Except as would not result in Liability to the Company or to its ERISA Affiliates (determined on a post-Closing basis), no litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof.

(g) Except as would not result in Liability to the Company or to its ERISA Affiliates (determined on a post-Closing basis), all payments or contributions required to have been made with respect to all Company Employee Programs either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable Law.

(h) Neither the Company nor any ERISA Affiliate has within the past six (6) years maintained, contributed to, or been required to contribute to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any “funded welfare benefit plan” within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(i) Neither the Company nor Parent provides or has any obligation to provide life insurance or health care benefits to any Business Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and neither the Company nor Parent has promised to provide such post-termination benefits.

(j) Each Company Sponsored Employee Program may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Sponsored Employee Program has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Company Sponsored Employee Program.

(k) Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Sponsored Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program.

(l) No Company Sponsored Employee Program provides health or long-term disability benefits that are not fully insured through an insurance contract.

(m) No Company Employee Program is subject to the Laws of any jurisdiction outside the United States.

(n) Except as set forth on Schedule 3.21(n), none of the execution and delivery of this Agreement, the shareholder approval of this Agreement, or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Business Employee; (ii) further restrict any rights of the Company to amend or terminate any Company Sponsored Employee Program; or (iii) result in the forgiveness of any indebtedness of any Business Employee.

3.22 Health Care Laws.

(a) The Company is, and has been at all times since the January 1, 2017, in compliance with all applicable Health Care Laws in all material respects. The Company has not received written notice from any Governmental Authority that (i) alleges any noncompliance, or alleges that the Company, or any of its officers, employees, or agents, is or was under investigation or the subject of any inquiry by any such Governmental Authority for such alleged noncompliance, with any applicable Health Care Law, or (ii) would be reasonably likely to result in a fine or assessment or a cease and desist order. The Company has not, and has never, entered into any agreement or settlement with any Governmental Authority with respect to noncompliance with, or violation of, any Health Care Law. There are no Legal Proceedings pending against the Company relating to or arising under applicable Health Care Laws.

(b) Since January 1, 2017, neither the Company nor any of the Company’s shareholders owning five percent (5%) or more of the Company, nor any of the Company’s current directors, officers, employees, or, to the Company’s knowledge, representatives, agents, or relevant independent contractors is currently or has been debarred, excluded, or suspended from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including but not limited to exclusion under 42 U.S.C. § 1320a-7, suspension or debarment under 21 U.S.C. § 335a or any similar Law. No such debarment or exclusionary claims, actions, proceedings, or investigations are pending or, to the knowledge of the Company, threatened, orally or in writing, against the Company or any of its representatives. Except as set forth on Schedule 3.22(b), the Company completes exclusion and debarment checks on its shareholders owning five percent (5%) or more of the Company, its directors, officers, employees and relevant independent contractors to confirm that none of them are excluded or debarred from participation in any U.S. “Federal Health Care Program,” as defined in 42 U.S.C. § 1320a–7b.

(c) Except as set forth on Schedule 3.22(c), the Company is, and for the past six (6) years has been, in compliance in all material respects with HIPAA. The Company has not received written, or to the Company’s knowledge, other notice from any Governmental Authority alleging non-compliance with HIPAA. Except as set forth on Schedule 3.22(c), neither the Company nor, to the knowledge of the Company, any of its business associates has suffered or otherwise experienced any “breach” of unsecured Protected Health Information. The Company has taken commercially reasonable steps, to the extent required by HIPAA, such that Protected Health Information is protected against unauthorized access, use, modification or disclosure. The Company has complied in all material respects with all applicable contractual privacy obligations, and its internal privacy policies and guidelines relating to the collection, storage, use and transfer of Protected Health Information. The Company has in place executed business associate agreements as required by HIPAA with each “covered entity” or “business associate” (as such terms are defined under HIPAA) with which it contracts and from which it receives or to which it provides Protected Health Information. The Company holds all necessary material authorizations, consents, permissions and contractual rights necessary to use and disclose Protected Health Information and de-identified health information in the manner in which it is currently used and disclosed by the Company. To the knowledge of the Company, the Company is not currently and for the previous six (6) years has not been under investigation or audit, by any Person or Governmental Authority, arising out of an actual or alleged breach or security incident (as such terms are defined under HIPAA), nor has any Person or Governmental Authority alleged in writing to the Company any failure by the Company to comply with HIPAA.

3.23 Insurance. Schedule 3.23 lists each insurance policy and fidelity bonds maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past three years (including all pending claims and claims already paid). All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and the Company is not in default in any material respect with respect to its Liabilities under any such insurance policies. Such insurance policies provide coverage customary for similarly situated companies in the same or similar industries and as required by applicable Law. Except as set forth on Schedule 3.23, the Company has no self-insurance or co-insurance program, and the reserves set forth on the Reference Balance Sheet are adequate to cover all reasonably anticipated Liabilities with respect to any such self-insurance or coinsurance program. The Company has not received any written notice of cancellation or intent to cancel, reduce coverage, materially increase premiums or fail to renew any existing policy or binder with respect to the insurance policies.

3.24 Environmental Matters.

(a) The Company has complied for the past five (5) years, and is currently in compliance, in each case, in all material respects, with all Environmental Requirements and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and within the past five (5)years, the Company has not received any written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to the Company or its properties or facilities. To the knowledge of the Company, no environmental claim is currently pending or has been filed against the Company alleging any failure to comply in any respect with any Environmental Requirement.

(b) Without limiting the generality of the foregoing, the Company has obtained and, for the past five (5) has complied in all material respects with, and is currently in compliance in all material respects with, all Permits that are required pursuant to any Environmental Requirements for the occupancy of its properties or facilities or the operation of the Business. A list of all such permits, licenses and other authorizations which are material to the Company is set forth on Schedule 3.24.

(c) Since January 8, 2016, the Company has not expressly or, to the knowledge of the Company, by operation of Law, assumed or undertaken any Liability or environmental claim, including any obligation for corrective or remedial action, of any Person relating to any Environmental Requirement.

3.25 Affiliate Transactions. Except as disclosed on Schedule 3.25, no (i) Affiliate of the Company or (ii) officer, director, or securityholder of the Company, Parent or Seller or any of their Affiliates (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the Business. Except as disclosed on Schedule 3.25, no Insider has any claim against the Company for which the Company has any Liability to any Insider, other than employment arrangements entered into in the Ordinary Course of Business.

3.26 Brokerage. There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of the Company or any of its Affiliates who is entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.27 Illegal Payments. None of the Company, nor, to the knowledge of the Company, any of its directors, officers, employees or agents (in their capacities as such) has offered, authorized, made or received any illegal payment or contribution of any kind, including any payment in violation of any Laws of any Governmental Authority, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any Person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other Persons. For the past five (5) years, Parent or the Company has maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies reasonably designed to ensure the Company’s compliance with applicable Laws regarding illegal payments and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. None of the Company, nor, to the knowledge of the Company, any of its directors, officers, employees or agents (in their capacities as such), are the subject of any allegation, voluntary disclosure, prosecution or other enforcement action or, to the knowledge of the Company, investigation related to illegal payment Laws.

3.28 No Other Representations or Warranties. Except for the representations and warranties of the Company expressly set forth in this Section 3 and of each Seller Party in Section 4, none of the Company, any Seller Party, or any other Person has made or is making any other express or implied representation or warranty, either written or oral, including any representation or warranty regarding the accuracy or completeness of any information regarding the Seller Parties, the Shares, the Company, or the results of operations, prospects, condition (financial or otherwise), assets, properties or Liabilities of the Company furnished or made available to Buyer or any of its Representatives (including any information, documents, or material made available to Buyer or any of its Representatives in the virtual data room, management presentations, or in any other form in expectation of the Transaction), or regarding the future revenue, profitability, expenses or expenditures, future results of operations, future cash flows, or the future financial condition of the Company, or any representation or warranty arising from any Law.

3.29 Powers of Attorney; Bank Accounts.

(a) The Company has not granted any power of attorney or proxy (revocable or irrevocable) to any Person for any purpose whatsoever. The Company has not given authority (whether express, implied or ostensible) that is outstanding or effective to any Person to enter into any Contract on the Company behalf other than the Company duly authorized employees to enter into routine business Contracts in the Ordinary Course of Business.

(b) Schedule 3.29(b) sets forth an accurate and complete list as of the date hereof of the name of each institution in which any of the Company has a bank account, securities account, safe-deposit box, lockbox account or any other account (the “Bank Accounts”), the title and account number for each of the Bank Accounts, and the names of all Persons authorized to draw funds from the Bank Accounts or have access to the Bank Accounts.

3.30 Disclaimer of Reliance. The Company hereby acknowledges and agrees that in making the decision to enter into this Agreement and the Ancillary Agreements and to consummate the Transaction, the Company has relied solely upon the Company’s own investigation and the express representations and warranties of the Buyer set forth in Section 5 and in any Ancillary Agreements, and the Company has not relied and will not rely on any other statement, assertion, omission, representation, or warranty of Buyer or any other Person.

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER AND PARENT.

Each of Seller and Parent (each a “Seller Party”) hereby severally represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Corporate Power; Authorization. Such Seller Party is a corporation duly organized, validly existing and in good standing under the laws of its state of formation. Such Seller Party has the requisite corporate power, authority and capacity to enter into, deliver and perform its obligations pursuant to each of this Agreement and the Ancillary Agreements to which such Seller Party is a party. The board of directors of such Seller Party, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of such board of directors, has (i) declared that this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Transaction, upon the terms and subject to the conditions set forth herein, advisable and in the best interests of the such Seller Party, and (ii) approved this Agreement and the Ancillary Documents in accordance with applicable Law. No other proceedings on the part of such Seller Party are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby. Such Seller Party’s execution, delivery and performance of each Ancillary Agreement to which it is a party has been duly authorized by such Seller Party, and such Seller Party has duly executed and delivered this Agreement and will have, as of the Closing Date, duly executed and delivered each Ancillary Agreement to which it is a party.

4.2 Binding Effect and Non-contravention; Approvals.

(a) This Agreement and each Ancillary Agreement to which such Seller Party is a party constitutes, or when executed will constitute, a valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) The execution, delivery, and performance by such Seller Party of the Ancillary Agreements to which such Seller Party is a party and the consummation of the transactions contemplated hereunder do not and shall not (with or without notice or lapse of time or both): (i) result in a breach or violation of any of the terms, conditions or provisions of any Law or order to which such Seller Party or any of its properties or assets is subject; (ii) result in a breach or violation of any of the terms, conditions or provisions of any Charter Documents of such Seller Party, (iii) result in a material breach or material violation of any of the terms, conditions or provisions of any Contract to which such Seller Party is a party or by which such Seller Party’s assets or properties are bound; or (iv) require any consent, approval or authorization to be obtained by such Seller Party which has not been obtained by such Seller Party as of the date hereof.

4.3 Ownership. Seller owns beneficially and of record, and has good and valid title to, all of the Shares free and clear of any and all Liens. Such Seller Party is not party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares. Such Seller Party is not party to any option, warrant, purchase right or other contract that could require Seller to sell, transfer or otherwise dispose of the Shares (other than to Buyer pursuant to the terms of this Agreement). Except for the Shares owned by Seller, Seller does not own any securities of the Company or any right to acquire any securities of the Company.

4.4 No Litigation. There is no action pending or threatened in writing, against such Seller Party (a) challenging or seeking to restrain, delay or prohibit any of the transactions contemplated by this Agreement, (b) preventing such Seller Party from performing in all material respects its obligations under the Ancillary Agreements to which any such Seller Party is a party, or (c) related to the Company.

4.5 No Brokers. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company, a Seller Party or any of their Affiliates for which Buyer or the Company would be liable following the Closing.

4.6 No Liquidation, Insolvency, Winding-Up.

(a) As of the date of this Agreement, no judgment, order or decree has been made, or petition presented, or resolution passed for the winding-up or liquidation of such Seller Party and there is not outstanding:

(i) any petition or judgment, order or decree for the winding up of such Seller Party;

(ii) any appointment of a receiver over the whole or part of the undertaking of assets of such Seller Party;

(iii) any petition or order for administration of such Seller Party;

(iv) any voluntary arrangement between such Seller Party, on the one hand, and any of any of their creditors, on their other hand, with respect to the payment of the debts of such Seller Party;

(v) any assignment for the benefit of such Seller Party creditors or similar creditor arrangement or remedy;

(vi) any voluntary petition, involuntary petition or order for relief with respect to such Seller Party under applicable bankruptcy Law;

(vii) any distress or execution or other process levied in respect of such Seller Party which remains undischarged; or

(viii) any unfulfilled or unsatisfied judgment or court order against such Seller Party.

(b) To the knowledge of such Seller Party, there are no circumstances which would entitle any person or entity to present a petition for the winding-up or administration of such Seller Party or to appoint a receiver over the whole or any part of the assets of such Seller Party.

(c) Neither such Seller Party nor any of its subsidiaries have been deemed unable to pay its debts as they come due within the meaning of applicable Law.

(d) No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors of such Seller Party.

4.7 Disclaimer of Reliance. Each Seller Party hereby acknowledges and agrees that in making such Seller Party’s decision to enter into this Agreement and the Ancillary Agreements and to consummate the Transaction, each Seller Party has relied solely upon such Seller Party’s own investigation and the express representations and warranties of the Buyer set forth in Section 5 and in any Ancillary Agreements, and such Seller Party has not relied and will not rely on any other statement, assertion, omission, representation, or warranty of Buyer or any other Person.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to the Company, Seller and Parent as of the date hereof and as of the Closing Date, that:

5.1 Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction) under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Buyer is not in default under or in violation of any provision of its Charter Documents.

5.2 Authorization of Transactions. Buyer has full organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. No other organizational proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitute the valid and binding agreements of Buyer enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Charter Documents of Buyer, in each case as amended to date or (ii) applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Buyer’s ability to consummate the Transaction or to perform their respective obligations under this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby that, if not obtained or made, would reasonably be expected to adversely affect the ability of Buyer to consummate the Transaction or any of the other transactions contemplated by this Agreement.

5.4 Brokerage. There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

5.5 Accredited Investor; Investment Intent. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer hereby acknowledges that the Shares are not registered under the Securities Act of 1933 or any state, foreign, or other securities Law, and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated, or otherwise disposed of, except pursuant to the registration provisions of the Securities Act of 1933 or pursuant to an applicable exemption therefrom and subject to state, foreign, and other securities Law, as applicable.

5.6 CFIUS. No national or subnational government of a single foreign state has a “substantial interest,” as defined in 31 C.F.R. § 800.244, in Buyer.

5.7 Independent Investigation; Disclaimer of Reliance. Buyer hereby acknowledges that Buyer has conducted Buyer’s own independent investigation, review, and analysis of the Company, and the results of operations, prospects, condition (financial or otherwise), assets, properties, and Liabilities of the Company. Buyer hereby acknowledges and agrees that (a) in making Buyer’s decision to enter into this Agreement and the Ancillary Agreements and to consummate the Transaction, Buyer has relied solely upon Buyer’s own investigation and the express representations and warranties of the Company set forth in Section 3 and in any Ancillary Agreement and of the Seller Parties in Section 4 and in any Ancillary Agreement, and Buyer has not relied and will not rely on any other statement, assertion, omission, representation, or warranty, and (b) except for the representations and warranties of the Company expressly set forth in Section 3 and in any Ancillary Agreement and of the Seller Parties expressly set forth in Section 4 and in any Ancillary Agreement, none of the Company, any Seller Party, or any other Person has made or is making any other express or implied representation or warranty, either written or oral, including any representation or warranty regarding the accuracy or completeness of any information regarding the Seller Parties, the Shares, the Company, or the results of operations, prospects, condition (financial or otherwise), assets, properties or Liabilities of the Company furnished or made available to Buyer or any of its Representatives (including any information, documents, or material made available to the Buyer or any of its Representatives in the virtual data room, management presentations, or in any other form in expectation of the Transaction), or regarding the future revenue, profitability, expenses or expenditures, future results of operations, future cash flows, or the future financial condition of the Company, or any representation or warranty arising from any Law.

5.8 No Other Representations. Except for the representations and warranties of Buyer expressly set forth in this Section 5 or in any Ancillary Agreement, none of Buyer or any other Person has made or is making any other express or implied representation or warranty, either written or oral, including any representation or warranty regarding the accuracy or completeness of any information regarding Buyer furnished or made available to any Seller Party or any of its Representatives (including any information, documents, or material made available to any Seller Party or any of its Representatives in the virtual data room, management presentations, or in any other form in expectation of the Transaction), or any representation or warranty arising from any Law.

SECTION 6. ADDITIONAL AGREEMENTS.

6.1 Confidentiality.

(a) The Parties acknowledge that Parent, Buyer and the Company have previously executed the Confidentiality Agreements, which shall be terminated in all respects upon the Closing.

(b) Except as set forth herein, each Party agrees that it and its officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them (each such person a “Representative”) shall hold the terms of this Agreement, the Disclosure Schedules, the other Transaction Agreements and any and all information relating to the Transaction or this Agreement received after the Closing or relating to the period after the Closing in strict confidence and at no time shall the Company, Seller or Parent disclose any such information (including the economic terms of the Agreement) without consent of Buyer. None of the Parties shall issue any press release or other public communications relating to the terms of this Agreement or the transactions contemplated hereby or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer and Parent. Notwithstanding anything to the contrary in this Agreement, including the foregoing, (i) a Party shall be permitted to disclose any and all terms relating to this Agreement and the transactions contemplated hereby to its Representatives as necessary in connection with the ordinary conduct of its business or to carry out the transactions contemplated hereby (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Authority or administrative agency to the extent necessary or advisable in compliance with applicable Law, and (ii) Parent shall be permitted to file a copy of this Agreement (other than any Schedules hereto) as an exhibit to a Current Report on Form 8-K (describing the Transaction) with the SEC and issue a press release, in each case, to the extent required by the Exchange Act and applicable stock exchange listing standards; provided, that Parent shall provide Buyer with a draft of any such Current Report on Form 8-K and press release two (2) Business Days prior to the proposed filing or release thereof and shall consider in good faith any and all reasonable changes and comments requested by Buyer with respect thereto prior to filing or release.

(c) Each of Parent and Seller (and together with its Representatives (excluding for the avoidance of doubt, the Company), the “Seller Group”), on the one hand, and the Company and Buyer on the other hand (together with its Representatives, “Buyer Representative Group”, and as applicable with the Seller Group, each a “Group”), agrees to, and shall cause each of its Representative’s to, treat and hold as confidential all Trade Secrets; processes; patent applications; product developments; pricing information; customer, partner and supplier contracts and lists; CRM, contract management and sales pipeline data and information; customer contact information; pricing and marketing plans, policies and strategies; financial statements and trial balances; details of client and consultant contracts; operations methods; business development techniques and contacts; business acquisition plans; new personnel acquisition plans; email and contact (OST and PST) files for all Business Employees and all other confidential or proprietary documents and information relating to the business, operations and affairs of the other Group, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”) and refrain from using any Confidential Information. At the Closing, the Seller Parties shall deliver promptly to Buyer all Confidential Information of the Company (and all copies thereof in whatever form or medium) in their possession or under their control. Notwithstanding the foregoing, Confidential Information shall not include information that is or becomes generally available to the public other than as a result of a breach by such Party or its Representatives of their respective obligations under this Agreement or the Confidentiality Agreements. In the event that any Party or any of its Representatives becomes legally compelled to disclose any Confidential Information of any other Group, such Person shall provide such other Group with prompt written notice of such requirement so that such other Group may, at its sole cost and expense, seek a protective order or other remedy or waive compliance with the provisions of this Section 6.1. In the event that a protective order or other remedy is not obtained or if such other Group waives compliance with this Section 6.1, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

6.2 Tax Matters.

(a) Transfer Taxes. The Seller Parties shall be liable for and shall timely pay, and shall hold Buyer harmless against, any transfer, documentary, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes and fees, including any penalties and interest thereon, that become payable in connection with the Transaction (“Transfer Taxes”). The Parties shall cooperate in filing such forms, Tax Returns, and documents as may be necessary, including to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption from any such Transfer Tax.

(b) Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party shall provide to the others, promptly after the receipt thereof, any tax related communications and notices it receives which may impact the other Party’s Tax Liability or filing responsibilities.

(c) Tax Returns; Straddle Periods.

(i) The Seller Parties shall prepare and timely file, or cause to be prepared and timely filed, any Tax Return filed on a consolidated, combined, affiliated or unitary basis for state, local or non-U.S. Tax purposes filed by the Seller Consolidated Group (a “Seller Consolidated Tax Return”) that is required to be filed after the Closing Date by or with respect to the Company for Pre-Closing Tax Periods (“Seller Pre-Closing Returns”). Such Tax Returns, to the extent relating to the Company, shall be prepared in a manner consistent with existing procedures, practices and accounting methods of the Company, except as otherwise required by applicable Law.

(ii) Buyer shall prepare or shall cause to be prepared all Tax Returns (other than Seller Pre-Closing Returns) required to be filed under applicable Law by or with respect to the Company that are due after the Closing Date. With respect to any such Tax Returns that are attributable to a Pre-Closing Tax Period, such Tax Returns shall be prepared and completed in accordance with existing procedures, practices and accounting methods of the Company unless otherwise required by applicable Law. Such income or other material Tax Returns shall be submitted to Seller for review and comment at least ten (10) days prior to the due date of such Tax Return (taking into account extensions) and Buyer shall consider in good faith all reasonable comments of Seller on such Tax Returns.

(iii) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, sales, use or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iv) To the extent “more likely than not” permitted by applicable Law, all income tax deductions attributable to payments of Closing Indebtedness and Company Transaction Expenses pursuant to Sections 2.6 and 2.7 hereof shall be treated by the parties as deductible in the taxable period ending on the Closing Date, and the parties shall not apply the “next day rule” of Section 1.1502-76(b)(1)(ii)(B) of the Treasury Regulations to treat any such deductions as deductible in the taxable period beginning after the Closing Date.

(d) Tax Claims. Buyer shall notify the Seller, and the Seller Parties shall notify the Buyer, after acquiring knowledge of any inquiry, claim, audit, assessment, proceeding or similar event with respect to any Taxes of the Company for a Pre-Closing Tax Period or any Tax for which a Seller Party has an indemnification obligation under the terms of this Agreement (any such inquiry, claim, audit, assessment, proceeding or similar event, a “Tax Claim”); provided, that the failure to give such notice shall not affect the indemnification provided hereunder, unless the Party who was supposed to receive such notice has been materially prejudiced by such failure. Buyer shall control any Tax Claim other than any Tax Claim of the Seller or another member of the Seller Consolidated Group (other than the Company) related to a Seller Consolidated Tax Return; provided, that with respect to any Tax Claim controlled by Buyer, the Seller will be entitled to participate, at its own cost and expense, in the defense of such Tax Claim at its own expense, and to employ counsel of its choice for such purpose at its own expense; provided further, that with respect to any Tax Claim controlled by Seller, the Buyer will be entitled to participate, at its own cost and expense, in the defense of such Tax Claim at its own expense, and to employ counsel of its choice for such purpose at its own expense. Buyer shall not, and shall not allow the Company to, settle, resolve, or abandon a Tax Claim (whether or not the Seller participates in such Tax Claim) without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent that the provisions of this Section 6.2(d) conflict with the provisions of Article 8, this Section 6.2(d) shall control.

(e) Unified Loss Rule Election. To the extent Seller or any other member of the Seller Consolidated Group is subject to Treasury Regulations Section 1.1502-36 with respect to the Transaction, Seller (or such other relevant member) shall (i) not make an election to reattribute to Seller or such member any Tax attributes of the Company pursuant to Treasury Regulations Section 1.1502-36(d)(6)(i)(B) or (C) and (ii) timely make an election under Treasury Regulations Section 1.1502-36(d)(6)(i)(A) and any similar provision of state, local, or non-U.S. Tax law, in form and in substance reasonably acceptable to Buyer, to reduce Seller’s (or such other member’s) basis in the Shares to the extent necessary to reduce any loss that would be duplicated as a result of the Transaction in order that no such reductions in the Tax attributes of the Company will occur and provide Buyer with proof of the timely filing of such election. Seller shall deliver to Buyer a draft of the election described in the immediately preceding sentence, together with any relevant attachments, worksheets and calculations prepared in connection therewith, for Buyer’s review and comment no later than thirty (30) days prior to the due date for filing (taking into consideration applicable extensions) such election, and Seller shall take into account any reasonable comments provided by Buyer.

(f) [Reserved].

(g) Post-Closing Actions. Except to the extent required by applicable Law, Buyer shall not, and shall cause the Company to not, without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed): (i) amend any Tax Return of the Company for any Pre-Closing Tax Period; (ii) surrender any right of the Company to claim a refund of Taxes in respect of any Pre-Closing Tax Period; (iii) waive any statute of limitations for the assessment of any Tax against the Company that relates to a Pre-Closing Tax Period, or (iv) initiate discussions or examinations with any Governmental Authority (including entering into any voluntary disclosure agreement or similar agreement with any Governmental Authority) regarding Taxes of the Company with respect to any Pre-Closing Tax Period.

(h) Tax Agreements. Prior to the Closing, all Tax sharing, Tax indemnity, Tax allocation and similar agreements or arrangements between (A) the Company, on the one hand, and (B) Seller or any of its Affiliates (other than the Company), on the other hand, will be terminated and will have no further effect with respect to the Company for any Tax period (whether past, present or future), and, after the Closing, no additional payments will be made thereunder with respect to any Tax period, whether in respect of a redetermination of liability for Taxes or otherwise. Each Seller Party will, and will cause its Affiliates to, take all steps necessary to ensure that each such termination is effective in the manner described in this Section 6.2(h).

6.3 Employee and Related Matters.

(a) Prior to the Closing Date, Buyer shall (or shall cause one its Affiliates) to offer employment commencing as of the date specified in the Buyer Employment Documents to each Business Employee (the offering entity, the “Employer”). Such offers of employment by Buyer or one of its Affiliates shall be (i) for at will employment, (ii) contingent on the occurrence of the Closing, and (iii) contingent on the employee’s satisfaction of the Employer’s hiring procedures and policies; provided that, such hiring procedures and policies shall be limited to (1) customary background checks and (2) the employee’s timely execution of the Buyer Employment Documents and delivery thereof to the Employer within the time period specified therein. Parent and Buyer shall reasonably cooperate to provide an orderly administrative transition to the Employer of each Transferred Employee (as defined below) including the provision by Parent to the Buyer of records, documents, and tax information reasonably requested by the Buyer with respect to the Transferred Employees to the extent not prohibited under applicable Law. Parent shall use commercially reasonable efforts to cause each Business Employee to accept the offers of employment from the applicable Employer. The Business Employees who accept continued employment with the Employer and satisfy the Employer’s hiring procedures and policies described above in this Section 6.3(a) shall be referred to herein as “Transferred Employees.” Parent consents to the hiring of the Transferred Employees by the Employer and waives, with respect to the employment of the Transferred Employees by the Employer, any claims or rights Parent has under any confidentiality, exclusivity, nonsolicitation, noncompetition or similar restrictive covenants with any of the Transferred Employees; provided that such waiver shall not otherwise affect any Transferred Employee’s obligations to comply with such restrictive covenants. The employees of Parent who are not offered employment with the Employer, who do not accept employment with the Employer, or who do not satisfy the hiring procedures and policies as described above in this Section 6.3(a) shall be referred to herein as “Non-Transferred Employees.” Neither Buyer nor any of its Affiliates shall have any Liability with respect to (i) any Non-Transferred Employee regardless of when such Liability arises or occurred (whether on, prior to or after the Closing Date); or (ii) any Transferred Employee, to the extent such Liability arose prior to the commencement of employment of such Transferred Employee with the Employer. Notwithstanding anything in this Agreement to the contrary, no Business Employee, Transferred Employee, and no other employee or contractor of the Parent or the Company shall be deemed to be a third-party beneficiary of this Agreement.

(b) For a period of one year following the Closing Date, so long as the Transferred Employee in question is and continues to be employed by the Employer during such time period, Buyer shall or shall cause an Affiliate to provide to such Transferred Employee who is and so continues to be employed with (A) a Comparable Position, (B) base salary or wage rates, as applicable, that are no less favorable, in the aggregate, than those in effect for such Transferred Employee immediately prior to the Closing, and (C) employee benefits (excluding equity or equity-based compensation, defined benefit pension, nonqualified retirement, severance, post-retirement medical or welfare, retention, change in control plans, agreements, programs, policies, or practices) that, in the aggregate, are substantially similar to those benefits provided by Buyer (or such Affiliate of Buyer) to its similarly situated employees. A “Comparable Position” is a position with the Employer in which the Transferred Employee is not required to relocate more than twenty-five (25) miles from the Transferred Employee’s principal business location immediately prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the Employer’s ability to terminate the employment of any Transferred Employee at any time and for any reason, including without cause.

(c) With respect to each Transferred Employee who participates in the CPSI 401(k) Retirement Plan (the “401(k) Plan”), Buyer shall permit (or shall cause its Affiliates to permit) each such Transferred Employee to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code excluding loans (subject to the rollover guidelines of the applicable tax-qualified plan of Buyer or its Affiliates (the “Buyer Plan”)) in an amount equal to the full account balance excluding loans) distributable to such Transferred Employee from the 401(k) Plan to a tax-qualified plan of Buyer or its Affiliates; provided, however, following the Closing, in the event that the 401(k) Plan and the Buyer Plan each permit participant loans and the acceptance of a rollover of an outstanding participant loan, Buyer and Parent shall each take or cause to be taken, such actions as are reasonably necessary or required to accommodate the request of any Transferred Employee who participates in the 401(k) Plan to rollover any outstanding participant loan to the Buyer Plan, subject to the terms of the 401(k) Plan and the Buyer Plan; provided, however, Buyer shall have no obligation to accept a rollover of an outstanding participant loan that was not authorized under the 401(k) Plan.

(d) To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement (other than benefit accrual under any defined benefit plan, program or arrangement) established or maintained by Buyer (or such Affiliate of Buyer) for the benefit of Transferred Employees, Buyer shall use commercially reasonable efforts to cause such plan, program or arrangement to credit such employees for service with Parent; provided, however, that such service shall not be taken into account to the extent it would result in duplication of benefits. Buyer shall use commercially reasonable efforts to cause any employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of Transferred Employees which provides health, dental, or vision coverage to cause such plan, program, or arrangement to (i) waive any preexisting condition limitations and (ii) credit Transferred Employees with any deductible and out-of-pocket expenses incurred by such Transferred Employees and their dependents under the applicable Company Employee Programs during the period of January 1, 2024 through the date of such Transferred Employee’s commencement of employment with the Employer for purposes of satisfying any applicable deductible or out-of-pocket requirements under any similar plan, program or arrangement of Buyer or any of its Affiliates in which such Transferred Employees may be eligible to participate. Parent shall use its best efforts to provide Buyer, as promptly as practicable after the Closing Date with such information reasonably requested by Buyer to implement the provisions of the preceding clause (ii), including an accurate and complete “deductible credit report” or substantially similar documentation showing all deductibles, co-payments and out-of-pocket maximums paid by each Transferred Employee and his or her spouse, domestic partner and dependents under such corresponding Company Employee Program during the period of January 1, 2024 through the date of such Transferred Employee’s commencement of employment with the Employer or Buyer shall not have any obligation under the preceding clause (ii).

(e) Immediately prior to the commencement of employment of such Transferred Employee with the Employer, Parent shall terminate the employment of such Transferred Employee. Consistent with past pay practices of Parent, to the extent required by applicable Law, Company Employee Program or agreement, Parent shall pay to each Transferred Employee (i) the amount (as of the date that is the commencement of employment of such Transferred Employee with the Employer) of all earned or accrued but unpaid salary, wages, commissions, bonuses, incentive compensation, deferred compensation, the monetary equivalent of all earned or accrued unused PTO, and all other compensation and payroll items of such Transferred Employee, and (ii) when due, following the commencement of employment of such Transferred Employee with the Employer, any commissions payable to the Transferred Employees in respect of such Transferred Employee’s service to Parent or the Seller on or prior to the date that is the commencement of employment of such Transferred Employee with the Employer.

6.4 Releases.

(a) In exchange for the benefits received as a result of the transactions contemplated hereby and effective as of and contingent upon the Closing, each Seller Party, on behalf of itself and its assigns, creditors, representatives, agents and Affiliates (the “Seller Releasing Parties”), hereby irrevocably and fully waives, releases, acquits and discharges forever Buyer and the Company and each of their respective present and former securityholders, and the directors, officers, partners, managers, members, equityholders, managing directors, employees, principals, trustees, representatives, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, insurers, attorneys and Affiliates of each of them in their official and personal capacities (collectively, the “Buyer Released Parties”), generally from any and all actions, debts, claims, counterclaims, demands, Liabilities, Losses and causes of action, of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown (“Claims”), which such Releasing Parties, or any of them, ever had, now has or may claim to have had at any time in the past, until and including the Closing, against the Buyer Released Parties or any of them, including, without limitation, any Claims related to or arising from such Releasing Party’s prior relationship with the Company or any of its Affiliates, such Seller Releasing Party’s rights or status as an equityholder, a manager, a director, an officer, employee or service provider of the Company or any of its Affiliates (other than the Excluded Claims (as defined below)), breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, retaliation or discrimination under federal, state or local law, or any other federal or state statute; provided, however, the Excluded Claims shall be excluded from the scope of the foregoing release.

(b) By executing this Agreement, each Seller Party and Buyer acknowledges and agrees that the sole exceptions to the scope of the release set forth in Section 6.4(a) are (i) the rights or obligations under this Agreement and the Ancillary Agreements and (ii) any Claim that cannot be released as a matter of Law (collectively, the “Excluded Claims”). Each Seller Party (on behalf of itself and the other Seller Releasing Parties) hereby (A) agrees not to institute any action against any Buyer Released Party with respect to any of the Claims released pursuant to this Agreement, and (B) has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences hereof.

(c) Each of Buyer and each Seller Party acknowledges and agrees that the release set forth in Section 6.4(a) constitutes a complete defense of any and all actions, Losses and Liabilities against the Buyer Released Parties by any Seller Releasing Party other than the Excluded Claims. Nothing in this Agreement precludes any Seller Releasing Party from filing a charge or complaint with, or participating in any investigation or proceeding before, any government agency or body. However, while each Seller Releasing Parties may file a charge and participate in any such proceeding, by signing this Agreement, each Seller Releasing Parties waives any right to bring a proceeding or lawsuit asserting a Claim (other than an Excluded Claim) against the Buyer Released Parties and waives any right to any individual monetary recovery in any such proceeding or lawsuit. Each Seller Releasing Party further waives any rights under Section 1542 of the Civil Code of the State of California with respect to the releases set forth in this Section 6.4, and does so understanding and acknowledging the significance of such specific waiver of Section 1542, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each Seller Releasing Party acknowledges that it is releasing unknown claims and waiving all rights such Seller Releasing Party has or may have under Section 1542 or under any other statute or common law principle of similar effect with respect to released Claims; provided that such Seller Releasing Party is not waiving any rights or claims that may arise out of acts or events that occur after the Closing or any Excluded Claims.

6.5 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Non-Competition. For a period of five (5) years from the Closing Date (the “Restricted Period”), the Seller Parties and each of their Affiliates shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly, either for any Seller Party or for any other person, partnership, corporation or company engage in any Competitive Business; provided, however, that no Seller Party nor any Affiliate of a Seller Party shall be precluded from owning two percent (2%) or less of the outstanding equity securities of any Person engaged in the Competitive Business that is publicly traded on a national securities exchange. Notwithstanding the foregoing, nothing in this Section 6.5 shall prevent or restrict the Seller Parties or their Affiliates from offering, providing, distributing or selling the Retained Products to the Persons set forth on Schedule 6.5.

(b) Non-Solicitation. Each Seller Party agrees that, during the Restricted Period, without the prior written consent of Buyer, such Seller Party and its Affiliates shall not, and shall not directly or indirectly through another entity:

(i) solicit, persuade or attempt to persuade, or induce or attempt to induce any employee or service provider of the Company or any of its Affiliates to leave the employ of Buyer or any of its Affiliates or violate the terms of their contracts or any employment arrangements with Buyer or any of its Affiliates, including, without limitation, by offering employment to or hiring any such employee during such period; provided, however, such Seller Party and its Affiliates shall not be precluded from soliciting, hiring, or taking any other action with respect to any such employee or service provider whose employment with Buyer or its Affiliates ceased at least six (6) months prior to commencement of employment discussions between such Seller Party or its Affiliates and such employee or service provider; or

(ii) solicit, persuade or attempt to persuade, or induce or attempt to induce any customer, supplier, vendor, service provider, lessor, licensor or other business relation of the Company or any of its Affiliates as of the Closing Date, or with whom, to such Seller Party’s knowledge, the Company or any of its Affiliates has discussed a business relationship at any time during the period from the date that was six (6) months prior to the Closing Date to the Closing Date, into any business relationship that may interfere with the business of the Company, Buyer or any of their respective Affiliates.

(c) Remedies. The Parties agree that irreparable damage would occur if the provisions of this Section 6.5 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the Parties that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.5 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Seller Party shall be deemed to be a breach of this Agreement by such Seller Party. The rights and remedies of Buyer are not exclusive of or limited by any other rights or remedies that Buyer may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Buyer, and the obligations and liabilities of the Seller Parties, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like. The Restricted Period shall be extended by each day that a Seller Party is determined by a court of competent jurisdiction to be in breach of this Agreement. Each Seller Party’s obligations under this Agreement shall be independent of any other obligation, contractual or otherwise, such Seller Party has to Buyer, and Buyer’s breach of any such obligation shall not constitute a defense to, or otherwise limit in any respect, the scope or enforceability of this Agreement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, each of the Parties agrees that it is their express intention that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision to its maximum enforceable extent and enforce each provision in this Section 6.5 to the fullest permissible extent. Each of the Parties also intends that the court may delete specific words or phrases, or replace any invalid or unenforceable term or provision, with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Section 6.5 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.6 Further Assurances. Each of the Parties covenants and agrees to use its best efforts to effectuate the transactions contemplated by this Agreement and to do all acts and things as may be required to carry out their obligations hereunder and to consummate this Agreement, including executing, sealing and delivering all such other instruments and other documents, and take all such other actions, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

6.7 Preservation of Records. Buyer shall, and shall cause the Company to, use commercially reasonable efforts to retain all books and records relating to the conduct of the Business of the Company prior to the Closing that were delivered by Parent or Seller to the Buyer at or following the Closing for a period of seven (7) years from the Closing Date and shall make such books and records available to the Seller Parties (at the Seller Parties’ cost) as may be reasonably requested by any Seller Party in connection with Tax audits against, Legal Proceedings against, or governmental investigations of, any Seller Party, or to enable any Seller Party to comply with such Seller Party’s obligations under this Agreement and each Ancillary Agreement.

6.8 Termination of Customers. In the event that, following the Closing, the Company or its Affiliates terminates any Contract with a Customer that also contracts with Parent or its Affiliates for cloud computing services (including TruBridge), then within thirty (30) days of Parent’s receipt of a written notice from the Company or its Affiliates of such termination, Parent and its Affiliates shall make a request for termination of any such Contract for cloud computing services from the applicable Customer, and if requested by such Customer, agree to terminate such Contract.

6.9 Contract Termination. Within ten (10) days following the Closing, Buyer shall cause the Company to send a notice of non-renewal of the Contract set forth on Schedule 3.13(c), the form of which shall be reasonably acceptable to Buyer and Parent.

6.10 Bank Account. Following the Closing, the Seller Parties will (i) use best efforts to ensure that the authorized signatories of the Company’s bank account are updated to remove any existing authorized signatories and to replace such signatories with the individuals nominated by the Buyer, including by causing any employees or other personnel of Parent or its affiliates (“CPSI Personnel”) to execute any documents required to make such changes to the authorized signatories, (ii) shall, from Closing, disable or otherwise cancel any “sweep” of funds from the Company’s bank account to any third party account, and (iii) until such time as Company is able to update the list of authorized signatories to remove all CPSI Personnel and appoint replacement authorized signatories, shall ensure that Buyer and Company have full access to any CPSI Personnel that are authorized signatories of, or have online access to, the Company’s bank account, at all reasonable times in order to facilitate access to and administration of the Company’s bank account, and shall ensure that such CPSI Personnel cooperate with Buyer or the Company in connection with any request to access or administer the Company’s bank account.

SECTION 7. CLOSING DELIVERABLES.

7.1 Closing Deliverables of the Company and the Seller. At the Closing, the Company and the Seller Parties shall provide, or cause to be provided, to Buyer the following:

(a) Officer’s Certificate. A certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, certifying (i) as accurate and complete, attached copies of the Charter Documents of the Company in effect as of the Closing, and (ii) the valid adoption of resolutions of the board of directors of the Company, Seller and Parent with respect to the transactions contemplated by this Agreement;

(b) Third Party Consents. The Company and Buyer shall have received, each in form and substance reasonably satisfactory to Buyer, all third party consents set forth on Schedule 7.1(b);

(c) Key Employees. Each of the Key Employees shall have accepted employment with the Employer and shall have accepted and delivered to the Employer (i) an employment offer letter or employment agreement, (ii) a form of confidentiality, non-competition, non-solicitation, and invention assignment agreement, and (iii) such other agreements and documents as the Employer requires generally of its employees, each in a form satisfactory to Buyer (“Buyer Employment Documents”);

(d) Resignation of Board of Directors (or similar body) the Company and Officers. Buyer shall have received the resignations of the officers of the Company and the members of the Company’s board of directors (or similar governing body) in a form satisfactory to the Buyer;

(e) Payoff Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness of the Company, a payoff letter in form and substance reasonably satisfactory to Buyer and such other evidence as Buyer may reasonably request to the effect that all such Indebtedness of the Company has been paid in full and any and all Liens have been fully and finally released;

(f) Liens. The Company shall have delivered evidence reasonably satisfactory to the Company of the full and final release of all Liens with respect to the Shares and the assets of the Company.

(g) Good Standing Certificates. The Company shall have delivered good standing certificates for the Company from the Secretary of State of the State of Mississippi and from the Secretary of State in each other jurisdiction in which the properties owned or leased by the Company, or the operation of its business in such jurisdiction, requires the Company to qualify to do business as a foreign corporation, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;

(h) Share Certificates. All of the share certificates representing the Shares accompanied by duly executed share transfer powers executed in favor of Buyer;

(i) IRS Form W-9. A properly completed and duly executed IRS Form W-9 from Seller;

(j) Escrow Agreement. The Escrow Agreement, duly executed by the Seller Parties; and

(k) Transition Services Agreement. The Transition Services Agreement, duly executed by the Seller Parties.

7.2 Closing Deliverables of Buyer. At the Closing, Buyer shall provide, or cause to be provided, to the Seller the following:

(a) Officer’s Certificate. A certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, certifying the valid adoption of resolutions of the board of directors of Buyer with respect to the transactions contemplated by this Agreement;

(b) Escrow Agreement. The Escrow Agreement, duly executed by Buyer; and

(c) Transition Services Agreement. The Transition Services Agreement, duly executed by the Buyer.

SECTION 8. INDEMNIFICATION AND RELATED MATTERS.

8.1 Survival.

(a) Survival. All representations, warranties, covenants and agreements set forth in this Agreement, as modified by the Disclosure Schedules, or in any certificate or instrument delivered in connection herewith shall survive the Closing Date; provided, that no Indemnified Party shall be entitled to recover for any Loss pursuant to Section 8.2 unless written notice of a claim made pursuant to such section is delivered to the Seller or Buyer, as applicable, prior to the Applicable Limitation Date specified in this Section 8.1. For purposes of this Agreement, the term “Applicable Limitation Date” means:

(i) with respect to a claim made pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) (other than with respect to the Special Representations, the Tax Representations and the Fundamental Representations), the date that is the twelve (12) month anniversary of the Closing Date;

(ii) with respect to a claim made pursuant to Section 8.2(a)(i) solely with respect to the representations and warranties set forth in Sections 3.13(a)(xi) and 3.13(a)(xiv) (Contracts and Commitments) and Section 3.22 (Health Care Laws) (collectively, the “Special Representations”), the date that is the thirty six (36) month anniversary of the Closing Date;

(iii) with respect to a claim made pursuant to Section 8.2(a)(i) solely with respect to the representations and warranties set forth in Section 3.19 (Taxes) (the “Tax Representations”), the date of the expiration of the applicable statute of limitations with respect to the subject matter of the applicable Tax Representation plus sixty (60) days;

(iv) with respect to a claim made pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) solely with respect to the representations and warranties set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), subclause (ii) of Section 3.3 (Non-Contravention), Section 3.4 (Capitalization; Subsidiaries), the last sentence of Section 3.6 (Absence of Undisclosed Liabilities), Section 3.26 (No Brokers), Section 4.1 (Organization and Corporate Power; Authorization), Section 4.2(a) and subclause (ii) of Section 4.2(b) (Binding Effect and Non-Contravention), Section 4.3 (Ownership), subclauses (a) and (b) of Section 4.4 (No Litigation), Section 4.5 (No Brokers), Section 4.6 (No Liquidation, Insolvency, Winding-Up), Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), and subclause (i) of Section 5.3 (Non-Contravention), and Section 5.4 (No Brokers) (all such sections, collectively, the “Fundamental Representations”), the date that is the six (6) year anniversary of the Closing Date;

(v) with respect to a claim made pursuant to Section 8.2(a)(ii) or Section 8.2(b)(ii), in each case, solely with respect to covenants and agreements that are to be performed at or prior to the Closing, the date that is the twelve (12) month anniversary of the Closing Date;

(vi) with respect to a claim made pursuant to Section 8.2(a)(ii) or Section 8.2(b)(ii), in each case solely with respect to covenants and agreements that are to be performed following the Closing, the date that such covenants and agreements are to be fully performed in accordance with the terms thereof;

(vii) with respect to a claim made pursuant to Section 8.2(a)(iii) and Section 8.2(a)(v), the date that is the six (6) year anniversary of the Closing Date;

(viii) with respect to a claim made pursuant to Section 8.2(a)(iv), the date of the expiration of the applicable statute of limitations with respect to the subject matter of the applicable Pre-Closing Taxes plus sixty (60) days;

(ix) with respect to a claim made pursuant to Section 8.2(a)(vi), the date that is the twenty-four (24) month anniversary of the Closing Date; and

(x) with respect to a claim for Fraud made pursuant to Section 8.2(a)(vii), there shall be no Applicable Limitation Date and such claim shall survive indefinitely following the Closing.

(b) For the avoidance of doubt, the Parties hereby acknowledge and agree that (i) certain survival periods set forth in this Section 8.1 are contractual limitations periods and (ii) such survival periods may be shorter or longer than the applicable statute of limitations period.

(c) Risk Allocation. The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules, together with the indemnification provisions herein, are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, an Indemnified Party shall be entitled to indemnification or the other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by Company or any Seller Party, notwithstanding whether any employee, representative or agent of the Indemnified Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Indemnified Party.

8.2 Indemnification.

(a) Indemnification by Seller Parties. Subject to each of the limitations set forth in this Section 8, after the Closing, each Seller Party shall jointly indemnify and hold harmless Buyer and, effective at the Closing, without duplication, the Company, and each of their ultimate parent entity, each of their Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Buyer Indemnified Party”) from and against, and shall compensate and reimburse each Buyer Indemnified Party for, any Losses which a Buyer Indemnified Party suffers, sustains or becomes subject to as a result of, arising from or in connection with:

(i) a breach of any representation or warranty made by the Company or any Seller Party contained in Section 3 or Section 4 of this Agreement or in any certificate delivered by or on behalf of the Company or a Seller Party in connection herewith;

(ii) a breach of, or default in connection with, any covenant, obligation or agreement by the Company or any Seller Party contained in this Agreement;

(iii) all Indebtedness (or the non-payment thereof) of the Company, and all Company Transaction Expenses (or the non-payment thereof) to the extent not otherwise included in the calculation of Closing Indebtedness or Closing Company Transaction Expenses, as finally determined in accordance with Section 2.9 hereof;

(iv) all Pre-Closing Taxes that are not Excluded Taxes;

(v) any amounts owing to Buyer pursuant to Section 2.9(b)(v);

(vi) any of the matters set forth on Schedule 8.2(a); and

(vii) any Fraud by a Seller Party or, prior to the Closing, the Company.

(b) Indemnification by Buyer. Subject to each of the limitations set forth in this Section 8, after the Closing, Buyer shall indemnify and hold harmless each Seller Party and each of their Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) from and against, and shall compensate and reimburse each Seller Indemnified Party for, any Losses which a Seller Indemnified Party suffers, sustains or becomes subject to as a result of, arising from or in connection with:

(i) a breach of any representation or warranty made by Buyer contained in Section 5 of this Agreement or in any certificate delivered by or on behalf of Buyer in connection herewith;

(ii) a breach of, or default in connection with, any covenant, obligation or agreement by Buyer contained in this Agreement; and

(iii) any Fraud by Buyer.

(c) For purposes of this Section 8, all representations and warranties set forth herein or in the Disclosure Schedules that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers for the purposes of calculating Losses and determining whether a breach has occurred.

8.3 Limitations on Indemnity. The indemnification provided for in Section 8.2(a) and Section 8.2(b) above is subject to the following limitations:

(a) The Indemnifying Parties shall have no indemnification obligation in respect of any claim made pursuant to Section 8.2(a) or Section 8.2(b), as applicable, unless the Indemnified Party gives written notice of such claim to the Indemnifying Party in accordance with the procedures set forth herein on or before the Applicable Limitation Date. If the Indemnified Party delivers such written notice of a claim on or prior to the Applicable Limitation Date, then the Indemnifying Parties’ indemnification obligation in respect of such claim described in the notice shall survive the Applicable Limitation Date, notwithstanding that the applicable survival period shall have expired.

(b) No Indemnified Party shall be entitled to any recovery resulting from the matters described in Section 8.2(a)(i) or Section 8.2(b)(i) until the total amount of all Losses that have been suffered or incurred by any one or more of the Seller Indemnified Parties (with respect to Section 8.2(b)(i)) or Buyer Indemnified parties (with respect to Section 8.2(a)(i))), as applicable, with respect to such matters exceeds $200,000 in the aggregate (the “Basket”) and in such event, the applicable Indemnified Parties shall, subject to the limitations set forth in this Section 8.3, be entitled to be indemnified against and compensated and reimbursed for all Losses in excess of the Basket; provided that the foregoing limitation shall not apply to any Losses with respect to the matters described in Section 8.2(a)(i) or Section 8.2(b)(i) with respect to the Special Representations, the Tax Representations, the Fundamental Representations or any claim for Fraud. Notwithstanding the foregoing, the Basket shall not apply to any claim pursuant to Section 8.2(a)(i) with respect to any breach of the representation and warranty set forth in the second sentence of Section 3.7(a) (a “Receivable Claim”); provided, however, no Buyer Indemnified Party shall be entitled to any recovery resulting from any Receivable Claim until the total amount of all Losses that have been suffered or incurred by any one or more of the Buyer Indemnified Parties with respect to such matters exceeds $500,000 in the aggregate (the “Tipping Basket”), and in such event, the Buyer Indemnified Parties shall, subject to the limitations set forth in this Section 8.3, be entitled to be indemnified against and compensated and reimbursed for all Losses (including the amount of the Tipping Basket).

(c) The Seller Parties’ maximum aggregate Liability for indemnifiable Losses with respect to the matters described in Section 8.2(a)(i) will be limited to the Indemnity Escrow Amount; provided, however, that the foregoing limitation shall not apply to any Losses with respect to the matters described in Section 8.2(a)(i) with respect to the Special Representations, Tax Representations, the Fundamental Representations or Fraud. The Seller Parties’ maximum aggregate Liability for indemnifiable Losses with respect to the matters described in Section 8.2(a)(i) (solely with respect to the Special Representations) shall be limited to $7,500,000, other than in the case of Fraud.

(d) The Buyer’s maximum aggregate Liability for indemnifiable Losses with respect to the matters described in Section 8.2(b) (other than Section 8.2(b)(iii)) shall be limited to the Indemnity Escrow Amount.

(e) The Seller Parties’ maximum aggregate Liability for any claim pursuant to Section 8.2(a)(vi) shall be limited to $1,000,000.

(f) Subject to the other limitations contained herein, the Seller Parties’ maximum aggregate Liability for indemnifiable Losses under Section 8.2 shall be limited to the Closing Cash Consideration and any Additional Consideration actually paid (or that is due and payable) pursuant to this Agreement to the Seller Parties (on a gross basis and not net of applicable Taxes), provided, however, that that the foregoing limitation shall not apply to any Losses that are attributable to Taxes of the Seller Consolidated Group or any claim for Fraud.

(g) Notwithstanding the foregoing, there shall be no limitations on Liability for any Losses arising out of any claim for Fraud (including any indemnification by the Seller Parties for any claim under Section 8.2(a)(vii) or any indemnification by Buyer pursuant to Section 8.2(a)(iii)).

8.4 Other Limitations and Guidelines.

(a) Notwithstanding anything to the contrary herein, the amounts that an Indemnified Party recovers from the Indemnity Escrow Fund pursuant to claims for indemnified Losses arising as a result of or in connection with the matters described in (y) Section 8.2(a)(i) with respect to the Special Representations, the Tax Representations, the Fundamental Representations or Fraud, or (z) the matters described in Sections 8.2(a)(ii) through 8.2(a)(vii) (“Special Claims”) shall not reduce the amount that an Indemnified Party may recover with respect to claims that are not Special Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that indemnifiable Losses resulting from a Special Claim are first satisfied from the Indemnity Escrow Fund and such recovery fully depletes the Indemnity Escrow Fund, the maximum amount recoverable by an Indemnified Party pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Indemnity Escrow Amount irrespective of the fact that the Indemnity Escrow Fund was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made.

(b) Notwithstanding anything to the contrary herein, (i) the Seller Parties shall not have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Buyer, the Company (after the Closing Date) or any other Indemnified Party (based upon the Seller Parties’ position as an agent of the Company or otherwise) with respect to any indemnified Losses claimed by any Indemnified Party or any right of subrogation against the Company with respect to any indemnification, compensation or reimbursement of an Indemnified Party by reason of any of the matters set forth in Section 8.2(a), (ii) the rights and remedies of the Indemnified Parties after the Closing shall not be limited by any waiver of any condition to the Closing related thereto and (iii) if an Indemnified Party’s claim under this Section 8 may be properly characterized in multiple ways in accordance with this Section 8 such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Party shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Section 8.

(c) For the purpose of this Section 8, in computing the amount of Losses to which an Indemnified Party is entitled to recover, the amount of such Losses will be deemed to be an amount net of any insurance proceeds and any indemnity, contribution, or other similar payment received by or on behalf of such Indemnified Party from a third party that is not an Indemnified Party with respect to such Losses (net of any reasonable out-of-pocket costs incurred by such Indemnified Party in recovering such insurance proceeds, indemnity, contribution, or other similar payment, including any increase in insurance premiums or deductibles). If after payment for indemnification by the Indemnifying Party to the Indemnified Party any subsequent insurance proceeds, indemnity, contribution, or other similar payment is received by such Indemnified Party from a third party that is not an Indemnified Party with respect thereto, then the Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the excess of (i) the amount previously received by such Indemnified Party under this Section 8 with respect to such claim, plus the amount of such insurance proceeds, indemnity, contribution, or other similar payment actually received by such Indemnified Party, over (ii) the total amount of Losses incurred by the Indemnified Party in connection with such claim; provided that in no event will such payment by the Indemnified Party to the Indemnifying Party exceed the amount previously received by the Indemnified Party from the Indemnifying Party under this Section 8.

(d) Notwithstanding anything in this Agreement to the contrary, no Indemnifying Party is to have any Liability to any Indemnified Party for any punitive damages, except punitive damages that are awarded in connection with a Third Party Claim and are actually paid or payable by the Indemnified Party.

(e) Each Indemnified Party shall take, and cause each Affiliate of such Indemnified Party to take, all reasonable steps required by applicable Law to mitigate any Losses that would reasonably be expected to give rise to an indemnification obligation under this Section 8 (it being understood that any costs or expenses incurred in furtherance of such mitigation constitute Losses, if the Losses so mitigated would reasonably have been expected to be indemnifiable pursuant to this Section 8).

(f) Losses payable by an Indemnifying Party are to be determined without duplication such that no Indemnified Party recovers more than once for any Losses payable by the Indemnifying Party arising out of the same set of facts or circumstances, irrespective of whether such set of facts or circumstances constitutes a breach of or inaccuracy in more than one representation, warranty, or covenant set forth in this Agreement.

8.5 Procedures. Subject to Section 6.2(d):

(a) If a Party wishes to seek indemnification under this Section 8 (such Party, the “Indemnified Party”), the Indemnified Party shall give written notice thereof to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”); provided, that in the case of any action or lawsuit brought or asserted by a third party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing; provided further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby. Any request for indemnification made by an Indemnified Party shall be in writing, shall specify in reasonable detail the basis for such claim, the facts pertaining thereto and, if known and quantifiable, the amount thereof.

(b) In the case of any Third Party Claim, if within fifteen (15) days after receiving the notice described in Section 8.5(a) above, the Indemnifying Party gives written notice to the Indemnified Party requesting to assume the defense and stating (A) that the Indemnifying Party would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that the Indemnifying Party disputes and requests to defend against such claim and (C) that the Indemnifying Party will be solely responsible for all costs, expenses and Losses incurred in connection with or otherwise relating to such claim and, solely in the case of a claim pursuant to Section 8.2(a), the amount remaining in the Indemnity Escrow Fund or, solely in the case of a claim pursuant to Section 8.2(a)(vi), the Special Indemnity Escrow Fund, as applicable, is sufficient to satisfy all reasonably foreseeable Losses for which the Indemnifying Party shall be responsible (as reasonably determined by Buyer) (and provided that the amount remaining in the Indemnity Escrow Fund or Special Indemnity Escrow Fund, as applicable, is in fact equal to or greater than the amount specified by the relevant Indemnified Party on the relevant claim notice), then the Indemnifying Party shall have the right to assume the defense of such Third Party Claim and with counsel selected by the Indemnifying Party (such appointment of counsel to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Indemnifying Party shall not thereafter be required to make any payment to the Indemnified Party for the costs of the Indemnified Party’s defense counsel in respect of such Third Party Claim as long as the Indemnifying Party is conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided further, that the Indemnifying Party may not assume the defense of any claim related to or in connection with (i) any investigation, action or claim brought by a Governmental Authority, (ii) any Third Party Claim involving or alleging criminal conduct of the Indemnified Party or any of its Representatives or any criminal proceeding, action, indictment, allegation or investigation, (iii) any Third Party Claim that seeks injunctive or equitable relief (as opposed to the payment of money) or (iv) any Third Party Claim that is asserted directly by or on behalf of a Person that is a supplier, customer, vendor, service provider, contractor, consultant, employee, or Representative of Company, Buyer or their Affiliates, in each case without the written consent of the Indemnified Party. If the Indemnifying Party assumes the defense in accordance with the preceding sentence, the Indemnifying Party shall have the right to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party, (ii) does not involve any payment obligation on the Indemnified Party and expressly and unconditionally releases the Indemnified Party from all Liabilities and Losses with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice, and (iii) does not involve or require an admission of responsibility, guilt or wrongdoing on behalf of the Company, its Affiliates or Representatives. The Indemnifying Party shall keep the Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Indemnified Party with all documents and information that such Indemnified Party reasonably requests, and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. If notice of request to dispute and defend the Third Party Claim is not given by the Indemnifying Party pursuant to the foregoing, or if such diligent good faith defense is not being or ceases to be conducted, then the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion. If such Third Party Claim is one that, by its nature, cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party shall reasonably request, and shall cooperate with the Indemnifying Party in such defense and the costs and expenses of doing so shall be indemnifiable as Losses hereunder.

8.6 Order of Recovery; Payments by Indemnifying Parties; Use of Indemnity Escrow.

(a) With respect to any Losses from any claims pursuant to Section 8.2(a) (other than a claim pursuant to Section 8.2(a)(vi), such amounts shall be satisfied (i) first, from the Indemnity Escrow Fund until there are no amounts remaining in the Indemnity Escrow Fund, and (ii) second from the Seller directly. With respect to any Losses from any claims pursuant to Section 8.2(a)(vi), such amounts shall be satisfied (i) first, from the Special Indemnity Escrow Fund until there are no amounts remaining in the Special Indemnity Escrow Fund, (ii) second from the Indemnity Escrow Fund until there are no amounts remaining in the Indemnity Escrow Fund and (iii) third from the Seller directly.

(b) If any Indemnifying Party is required to make any indemnification payments to an Indemnified Party, such Indemnifying Party shall make such payment by wire transfer of immediately available funds within three (3) Business Days after it is finally determined that an Indemnified Party is entitled to indemnification in accordance with the terms of this Agreement for such Losses pursuant to this Section 8.

(c) The Buyer and the Seller will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release an amount from (i) the Indemnity Escrow Fund or (ii) solely in respect of a claim pursuant to Section 8.2(a)(vi), the Special Indemnity Escrow Fund (as applicable), in accordance with the terms of this Agreement and the Escrow Agreement within two (2) Business Days after it is finally determined in accordance with the terms of this Agreement that an Indemnified Party is entitled to indemnification for Losses pursuant to this Section 8.

8.7 Purchase Price Adjustments. For all Tax purposes, amounts paid to or on behalf of any Party as indemnification under this Agreement shall be treated as adjustments to the Transaction Consideration to the extent permitted by law.

8.8 Exclusive Remedy; Fraud. From and after the Closing, the indemnification provided pursuant to this Section 8 shall be the sole and exclusive remedy for any Losses resulting from or arising out of any breach of this Agreement, the Disclosure Schedules or any certificate delivered pursuant to this Agreement, or otherwise relating to the subject matter of this Agreement; provided, however, that neither the foregoing nor anything else contained in this Agreement shall limit (whether a temporal limitation, a dollar limitation or otherwise) a Party’s remedies (i) in the case of Fraud, (ii) in respect of the pursuit of equitable remedies, including injunctive relief and specific performance and (iii) in respect of the Ancillary Agreements (other than any certificate delivered pursuant to this Agreement).

SECTION 9. MISCELLANEOUS.

9.1 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Buyer, the Seller Parties and the Company or (b) by a written waiver in accordance with Section 9.2.

9.2 Waiver. Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party. Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights under this Section 9.2 shall not constitute a waiver of any of such rights. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.3 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. Each Party agrees and acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by such Person, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, each Party agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor including an action or actions for damages, to enforce its rights and the other Party’s obligations hereunder by an action or actions for equitable relief, including injunction or specific performance. If any such action is brought by a Party to enforce this Agreement, the other Party hereby waives the defense that there is an adequate remedy at law and the requirement for the posting of any bond or similar security.

9.4 Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

9.5 Notices. All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via electronic mail (provided that the sender of such email does not receive an automated notification of delivery failure) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

If to Buyer or if after the Closing, the Company:

c/o PointClickCare Corp.

5570 Explorer Drive

Mississauga, Ontario, L4W 0C4

Email: semotiuk@pointclickcare.com and

legal@pointclickcare.com

Attention: Orysia Semotiuk, SVP, Legal & General Counsel

with a copy to: Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Email: JTheis@goodwinlaw.com; RDzialo@goodwinlaw.com Attention: Joseph Theis; Rob Dzialo

If to the Seller, Parent, or, if before the Closing, the Company:

c/o Computer Programs and Systems, Inc.

54 St. Emanuel Street

Mobile, Alabama 36602

Email: chris.fowler@cpsi.com

Attention: Chris Fowler

with a copy to: Maynard Nexsen PC 11 North Water Street, Suite 24290 Mobile, AL 36602 Email: tstabler@maynardnexsen.com Attention: D. Trice Stabler

Any notice given as specified in this Section 9.5 (i) if delivered personally shall conclusively be deemed to have been given or served at the time of actual delivery, (ii) if sent by first class mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same, (iii) if sent by express courier service shall be deemed to have been received on the next Business Day and (iv) if sent by email shall be deemed to have been received at the time sent unless the sender receives an automated notification of delivery failure.

9.6 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Buyer and the Seller Parties; provided, however, that notwithstanding the foregoing, Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; (b) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of Buyer, its Affiliates, or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of equity, sale of assets, merger, recapitalization or otherwise) and (c) its rights and delegate its obligations under this Agreement and the Ancillary Agreements to any direct or indirect wholly owned subsidiary of Buyer without the prior consent of any other party hereto; provided, further, that, notwithstanding any such permitted assignment, the assigning party shall remain liable for all of its obligations under this Agreement.

9.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

9.8 Construction; Interpretation; Schedules.

(a) The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender and neutral forms of such words, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (d) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (e) references to any Person include the successors and permitted assigns of that Person, (f) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (g) the phrases “provided to” and “delivered to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided, (h) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of the Company, that such information, document or material was made available for review and properly indexed by the Company or the Company Representatives in the virtual data room established by the Company in connection with this Agreement not later than 5:00 PM Eastern Time on the day (or such other time period as may be specified in this Agreement) prior to the date of execution of this Agreement, (i) the word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others, (j) the term “or” has the inclusive meaning represented by the phrase “and/or”, (k) where a reference is made to a Contract, instrument or Law, such reference is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein, (j) the symbol “$” refers to United States Dollars, and (k) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Unless indicated otherwise, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 PM Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

(b) The specific disclosures set forth in the Disclosure Schedules are organized to correspond to section references in this Agreement to which such disclosure relates. The section numbers in the Disclosure Schedules correspond to the section numbers in the Agreement. Capitalized terms used but not otherwise defined in the Disclosure Schedules have the same meanings given to such terms in this Agreement. Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Company to any third party, or an admission to any third party against the Company’s interests, including of any violation of Law or breach of any agreement. Notwithstanding any materiality qualifier in any representation or warranty contained herein, for administrative convenience and with the intent of full disclosure, certain items have been included in the Disclosure Schedules regardless of whether they are material to the Business, affairs, financial condition, operations or results of operations of the Company. The disclosure of any item in any Disclosure Schedule (or any section or subsection thereof) shall be deemed disclosure with respect to any other Disclosure Schedule (or any other section or subsection thereof) to the extent that the relevance of such disclosure to such other Disclosure Schedule (or such other section or subsection) is readily apparent from the face of such disclosure whether or not specific cross-references are made in any or all such instances.

9.9 Headings. The headings used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no heading had been used in this Agreement.

9.10 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Ancillary Agreements, all the schedules and exhibits attached hereto and thereto and the Disclosure Schedules (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 8 is intended to benefit the Indemnified Parties, and Section 9.14 is intended to benefit Maynard).

9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

9.12 Choice of Law; Consent to Jurisdiction. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transaction and such documents, and hereby waive, and agree not to assert, as a defense in any Legal Proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Legal Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Legal Proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Legal Proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.14 Attorney-Client Privilege; Legal Representation. Buyer hereby acknowledges and agrees that any attorney-client privilege, attorney work-product protection, and the expectation of client confidence (the “Associated Rights”) attaching as a result of Maynard’s representation of the Company in connection with the Transaction Agreement and the Transactions, and all information and documents covered by such Associated Rights that relate to the Transaction Agreement or the Transactions (the “Privileged Assets”) will, upon the Closing, be owned by the Seller, and will be held by Maynard for the benefit of the Seller. Such Privileged Assets will not be provided to Buyer or the Company or any Affiliates of any of the foregoing or any successors or assigns of any of the foregoing (collectively, the “Buyer Group”) following the Closing and will be controlled by the Seller and will not pass to or be claimed by the Buyer Group without the Seller’s prior written consent (which may be given or withheld in the Seller’s sole discretion). Upon the Closing, the Company will cease to have any attorney-client relationship with Maynard, unless and until such Firm is specifically engaged in writing by the Company after the Closing to represent the Company and either such engagement involves no conflict of interest with respect to the Seller Parties or the Seller Parties consent in writing to such engagement. Following the Closing, without the Seller’s prior written consent (which may be given or withheld in the Seller’s sole discretion), Buyer shall not, and shall cause its Affiliates and any Person acting on behalf of or through Buyer or any of its Affiliates not to, waive any of the Associated Rights with respect to the Privileged Assets (irrespective of whether any such Privileged Assets are located in the records or any of the information technology assets (including email servers) of the Company (including the Company IT Systems); provided, that, Buyer may assert the Associated Rights with respect to the Privileged Assets against any Person other than the Seller Parties; provided, further, that the Seller shall not unreasonably withhold, condition, or delay its consent if any such Person is seeking to waive any Associated Rights in defense or prosecution of a claim brought by or against another Person that is not the Seller or any Affiliate of the Seller. Notwithstanding anything herein to the contrary, (x) none of the Seller Parties nor any of their Representatives (including Maynard) shall waive any Associated Rights with respect to the Privileged Assets without the written consent of the Company and (y) none of the Seller Parties nor any of their Representatives may transfer directly or indirectly any Privileged Assets or Associated Rights to any Person without Buyer’s prior written consent. Notwithstanding the foregoing, nothing in this Section 9.14 will prevent any member of the Buyer Group, or any Person acting on behalf of or through any of them from complying with applicable Law and any member of the Buyer Group and its Representatives may access, review, and provide to a third-party the Privileged Assets if any member of the Buyer Group is required by applicable Law (including any stock exchange rule and applicable securities laws) or requested by any Governmental Authority to disclose all or any part of the Privileged Assets. The Parties hereby agree that Maynard may serve as counsel to the Seller Parties in connection with the negotiation, preparation, execution, and delivery of this Agreement and any of the Ancillary Agreements and the consummation of the Transaction, and that following the Closing, Maynard may serve as counsel to the Seller Parties or any of their respective Affiliates in connection with any claim, dispute, or other matter arising out of or relating to any of the Ancillary Agreements or the Transaction, including in connection with any matters contemplated by Section 8, notwithstanding such representation (or any continued representation) of the Seller Parties or any of their respective Affiliates, and each of the Parties hereby waives any conflict of interest arising therefrom or in connection therewith. Notwithstanding anything in this Agreement to the contrary, Maynard is expressly intended as a third-party beneficiary of this Section 9.14.

* * * *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

COMPANY:

AMERICAN HEALTHTECH, INC.

By:	/s/ Chris Fowler
Name:	Chris Fowler
Title:	President and Chief Executive Officer

BUYER:

POINTCLICKCARE TECHNOLOGIES USA CORP.

By:	/s/ Dave Wessinger
Name:	Dave Wessinger
Title:	Chief Executive Officer

SELLER:

HEALTHLAND INC.

By:	/s/ Chris Fowler
Name:	Chris Fowler
Title:	President and Chief Executive Officer

PARENT:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ Chris Fowler
Name:	Chris Fowler
Title:	President and Chief Executive Officer

[Signature page to Stock Purchase Agreement]